                                                                   Exhibit 10(C)

________________________________________________________________________________



                             ASSET SALE AGREEMENT



                                    ******



                             NEVADA POWER COMPANY


                                   As Seller



                                      AND



                              THE AES CORPORATION



                                   As Buyer



                             Dated:  May 10, 2000


________________________________________________________________________________

                             ASSET SALE AGREEMENT

                               Table of Contents

PREAMBLE.........................................................................................................   1

ARTICLE 1 DEFINITIONS............................................................................................   1
         1.1      Certain Defined Terms..........................................................................   1
         1.2      Index of Other Defined Terms...................................................................   4
         1.3      Certain Interpretive Matters...................................................................   6

ARTICLE 2 BASIC TRANSACTIONS.....................................................................................   6
         2.1      Purchased Assets...............................................................................   6
         2.2      Excluded Assets................................................................................   9
         2.3      Assumed Liabilities............................................................................  12
         2.4      Excluded Liabilities...........................................................................  14
         2.5      Related Agreements.............................................................................  16
         2.6      Purchase Price.................................................................................  16
         2.7      Buyer Group Transactions With Other Owners.....................................................  19
         2.8      No Assignment If Breach........................................................................  22
         2.9      Procedures for Certain Purchase Price Adjustments..............................................  23
         2.10     Intentionally Left Blank.......................................................................  24
         2.11     Intentionally Left Blank.......................................................................  24
         2.12     Intentionally Left Blank.......................................................................  24
         2.13     Assignment of Rights and Obligations to Buyer Subsidiaries.....................................  24

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................  27
         3.1      Organization and Corporate Power...............................................................  27
         3.2      Authority and Enforceability...................................................................  27
         3.3      No Breach or Conflict..........................................................................  27
         3.4      Approvals......................................................................................  28
         3.5      Permits........................................................................................  28
         3.6      Compliance with Law............................................................................  28
         3.7      Hazardous Substances...........................................................................  29
         3.8      Title to Personal Property.....................................................................  29
         3.9      Contracts......................................................................................  30
         3.10     Litigation.....................................................................................  30
         3.11     Plant Data.....................................................................................  30
         3.12     Brokers........................................................................................  31

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER................................................................  32
         4.1      Organization and Corporate Power...............................................................  32
         4.2      Authority and Enforceability...................................................................  32
         4.3      No Breach or Conflict..........................................................................  32
         4.4      Approvals......................................................................................  33
         4.5      Litigation.....................................................................................  33
         4.6      Brokers........................................................................................  33
         4.7      Exculpation....................................................................................  33
         4.8      Financing......................................................................................  34

         4.9      No Knowledge of Seller's Breach.........................  34
         4.10     Qualified for Licenses..................................  34
         4.11     Buyer Subsidiaries......................................  34

ARTICLE 5 COVENANTS OF EACH PARTY.........................................  35
         5.1      Efforts to Close........................................  35
         5.2      Post-Closing Cooperation................................  36
         5.3      Expenses................................................  36
         5.4      Announcements; Confidentiality..........................  37
         5.5      Litigation Conduct and Settlement.......................  38

ARTICLE 6 ADDITIONAL COVENANTS OF SELLER..................................  38
         6.1      Access..................................................  38
         6.2      Updating................................................  39
         6.3      Conduct Pending Closing.................................  39
         6.4      Environmental Matters...................................  41

ARTICLE 7 ADDITIONAL COVENANTS OF BUYER...................................  43
         7.1      Waiver of Bulk Sales Law Compliance.....................  43
         7.2      Resale Certificate......................................  43
         7.3      Conduct Pending Closing.................................  43
         7.4      Securities Offerings....................................  43
         7.5      Release.................................................  43
         7.6      Additional Covenants of the Buyer.......................  44

ARTICLE 8 BUYER'S CONDITIONS TO CLOSING...................................  44
         8.1      Performance of Agreement................................  44
         8.2      Accuracy of Representations and Warranties..............  44
         8.3      Officers' Certificate...................................  45
         8.4      Approvals...............................................  45
         8.5      No Restraint............................................  46
         8.6      Title Insurance.........................................  47
         8.7      Related Agreements......................................  48
         8.8      Casualty; Condemnation..................................  48
         8.9      Opinion of Counsel......................................  49
         8.10     Receipt of Other Documents..............................  49
         8.11     Limitation on Adjustments...............................  50
         8.12     Independent Engineer's Letter...........................  50
         8.13     SCE Closing.............................................  50

ARTICLE 9 SELLER'S CONDITIONS TO CLOSING..................................  50
         9.1      Performance of Agreement................................  50
         9.2      Accuracy of Representations and Warranties..............  50
         9.3      Officers' Certificate...................................  50
         9.4      Approvals...............................................  50
         9.5      No Restraint............................................  51
         9.6      Related Agreements......................................  51
         9.7      Opinion of Counsel......................................  51
         9.8      Receipt of Other Documents..............................  51
         9.9      Limitation on Adjustments...............................  52

ARTICLE 10 CLOSING........................................................  52

         10.1     Closing.................................................  52
         10.2     Escrow..................................................  53
         10.3     Power Purchase Agreement and Escrow Arrangements........  54
         10.4     Prorations..............................................  56

ARTICLE 11 TERMINATION....................................................  56
         11.1     Termination.............................................  56
         11.2     Effect of Termination...................................  58
         11.3     Modification of Terms...................................  58
         11.4     Breakup Fee.............................................  58

ARTICLE 12 SURVIVAL AND REMEDIES; INDEMNIFICATION.........................  59
         12.1     Survival................................................  59
         12.2     Exclusive Remedy........................................  59
         12.3     Indemnity by Seller.....................................  59
         12.4     Indemnity by Buyer......................................  60
         12.5     Further Qualifications Respecting Indemnification.......  61
         12.6     Procedures Respecting Third Party Claims................  62
         12.7     Pro Rata Limitation On Buyer Claims.....................  62

ARTICLE 13 GENERAL PROVISIONS.............................................  63
         13.1     Notices.................................................  63
         13.2     Attorneys' Fees.........................................  64
         13.3     Successors and Assigns..................................  64
         13.4     Counterparts............................................  64
         13.5     Captions and Paragraph Headings.........................  64
         13.6     Entirety of Agreement; Amendments.......................  64
         13.7     Construction............................................  65
         13.8     Waiver..................................................  65
         13.9     Arbitration.............................................  65
         13.10    Governing Law...........................................  68
         13.11    Severability............................................  68
         13.12    Consents Not Unreasonably Withheld......................  68
         13.13    Time Is of the Essence..................................  68

                               LIST OF SCHEDULES


A                 Sellers; Undivided Interests
1.1(k)            Intentionally Left Blank
2.1(a)            Owned Real Property
2.1(b)            Real Property Leases
2.1(c)            Easements
2.1(d)            Equipment
2.1(f)            Assigned Contracts
2.1(g)            Licenses
2.1(j)            Prepayments
2.1(k)            Emission Allowances and Emission Reduction Credits
2.1(l)            Jointly Owed Intangible Property
2.1(m)            Switchyard Assets
2.1(p)            Miscellaneous Assets
2.2(a)            Excluded Nevada Power and Edison Switchyard Assets
2.2(c)            Communications Equipment and Facilities
2.2(u)            Other Excluded Assets
2.3(a)            Guaranties
2.3(h)            Miscellaneous Excluded Liabilities
2.4(c)            Assumed Breaches
2.4(m)            Excluded Litigation
2.4(n)            Other Excluded Liabilities
2.5               Related Agreements
2.6(b)            Allocation Schedule
2.6(c)(i)         Scheduled Capital Expenditures
2.6(c)(ii)(A)     Inventory Control Data Report
2.6(c)(ii)(B)     Coal Inventory Report
3.4(a)            Seller's Private Party Consents
3.4(b)            Seller's Government Consents
3.5               Excluded Permits
3.6               Compliance with Law
3.7               Environmental Matters
3.8               Permitted Encumbrances
3.9               Contracts
3.10              Seller Litigation
3.11              Selected Historical Operating Data
3.12              Seller's Brokers
3.13              Assets Used in the Operation of the Plant
4.4(a)            Buyer's Private Party Consents
4.4(b)            Buyer's Government Consents
4.5               Buyer's Litigation
4.6               Buyer's Brokers
5.5               Settlement Terms
6.3               Exceptions to Conduct

6.4(a)            Remediation Measures
8.6(b)            Disapproved Title Exceptions
8.9               Seller's Legal Opinion
8.12              Independent Engineer's Letter
9.7               Buyer's Legal Opinion
10.3(a)(3)        Permitted Investments

                           ASSET PURCHASE AGREEMENT

     This ASSET SALE AGREEMENT (the "Agreement") is made and entered into as of the 10th day of May 2000 by and among the Seller named on Schedule A hereto
                                                          ----------
("Seller"), and The AES Corporation, a Delaware corporation ("Buyer"), with reference to the following facts:

     A. Seller is a public utility engaged in the business of generating, transmitting and distributing electric energy and in connection therewith owns as a tenant-in-common an undivided interest in the Mohave Generating Station, located in Laughlin, Nevada (the "Plant").

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, upon the terms and subject to the conditions of this Agreement, the percentage shown on Schedule A of one hundred percent (100%) of the undivided
                    ----------
interests owned by all tenants-in-common that own the Plant (the "Undivided Interests"), together with the same percentage of the Undivided Interests in the assets and facilities related to the Plant (the "Transactions").

     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

     1.1  Certain Defined Terms. For purposes of this Agreement, the following
          ---------------------
terms shall have the following meanings:

          (a) "Affiliate" of a specified Person shall mean any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person.

          (b) "Auction" means the procedures employed by Southern California Edison Company, a California corporation ("SCE"), through which Undivided Interests in the Plant were offered for sale to competing bidders.

          (c) "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of Nevada are not required to be open.

          (d) "Commercially Reasonable Efforts" means efforts which would be within the contemplation of a reasonable party at the time of executing this Agreement and which do not require the performing party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing party to satisfy its obligations hereunder.

          (e) "Co-Tenancy Agreement" means the Mohave Project Plant Site Conveyance and Co-Tenancy Agreement dated May 29, 1967 to which the Owners are parties as of the date hereof, as the same may be amended to the Closing Date.

          (f) "Emission Allowances" mean all present and future authorizations to emit or Release specified units of pollutants or Hazardous Materials from or in connection with the operation of the Plant, which units are established by a Governmental Body with jurisdiction over the Plant under
     (i) an air pollution control and emission reduction program designed to mitigate global warming or the transport of air pollutants; (ii) a program designed to mitigate impairment of surface waters, watersheds or groundwater; or (iii) any pollution reduction program with a similar purpose. The term "Allowances" includes emissions allowances, as described above, regardless of whether the Governmental Body establishing such allowances designates them by a name other than "allowances."

          (g) "Emission Reduction Credits" mean credits, in such units as are established by a Governmental Body with jurisdiction over the Plant, resulting from reductions, if any, in emissions or Releases of pollutants or Hazardous Materials from or in connection with the operation of the Plant (including, without limitation, and to the extent allowable under applicable Law, reductions from shut-downs or control of emissions or Releases beyond that required by applicable Law) that have been identified or certified by the Governmental Body as complying with the Law governing the establishment of such credits. The term "Emission Reduction Credits" includes credits, as described above, regardless of whether the Governmental Body establishing such credits designates them by a name other than "credits" or "emission reduction credits."

          (h) "Environmental Law" shall mean, all Federal, state, local and foreign civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, as the same may be amended or adopted, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)(S) 2601 through 2629; the Oil Pollution Act, 33 U.S.C. (S) 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S) 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C.
     (S)(S) 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C.
     (S) 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. (S) 1201 et seq.; and any similar laws of the States of Nevada, Arizona, California or of any other Governmental Body having jurisdiction over the site at which the Plant is located or otherwise applicable to the Plant or its owners or operators; and regulations implementing the foregoing.

          (i) "Governmental Body" means any federal, state, local, municipal, foreign or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; any court or governmental tribunal; and any Native American tribe or organization having governmental, regulatory, administrative, taxing or police powers; but does not include the Buyer, any Buyer Subsidiary, or any of their respective successors in interest or any owner or operator of the Assets (if otherwise a Governmental Body).

          (j) "Hazardous Materials" means any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed as hazardous, toxic or dangerous under Environmental Law, including without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.

          (k) "Knowledge" of a party shall mean the extent of the actual current knowledge of any Person who serves as of the date of this Agreement or as of the Closing as a duly elected officer of such party.

          (l) "Laws" shall mean all statutes, rules, regulations, ordinances, orders, and codes of federal, state, local and foreign governmental and regulatory authorities.

          (m) "Licenses" shall mean registrations, licenses, permits, authorizations and other consents or approvals of Governmental Bodies.

          (n) "Operating Agent" means SCE, or any of its Affiliates, successors or assigns, in their capacities as operating agent acting on behalf of the Owners under the Operating Agreement.

          (o) "Operating Agreement" small mean the Mohave Project Operating Agreement effective as of May 1, 1969, among the Owners, as amended to the Closing Date.

          (p) "Owners" shall mean each of SCE, Nevada Power Company, a Nevada corporation ("NPC"), Salt River Project Agricultural Improvement and Power District, an agricultural improvement district organized and existing under the laws of Arizona, the Department of Water and Power of the City of Los Angeles, a department organized and existing under the Charter of the City of Los Angeles, a California municipal corporation, and, after the Closing, the Buyer and any pertinent Buyer Subsidiary, in their respective capacities as an owner of Undivided Interests in the Assets, as well as the successors and assigns of each of the foregoing with respect to such capacity.

          (q) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          (r) "Related Facilities" shall mean all of the coal mines, including, without limitation, the Black Mesa Mine, that provide coal to the Plant, the coal slurry pipeline through which coal is transported to the Plant from such mines, and the real properties, rights and tangible and intangible properties comprising the same or appurtenant thereto.

          (s) "Release" means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials (including, without limitation, the abandonment or discarding of Hazardous Materials in barrels, drums, or other containers) into or within the environment, including, without limitation, the migration of Hazardous Materials into, under, on, through, or in the air, soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies, or any other environmental medium, regardless of where such migration originates.

          (t) "Remediation Measures" means action of any kind to address a Release or the presence of Hazardous Substances at, on, in, upon, over, across, under and within the real property included in the Assets or at any off-site location related to the Plant (including the Related Facilities), including any (i) investigation, monitoring, clean-up, containment, remediation, mitigation, removal, disposal or treatment, including without limitation the preparation and implementation of any work plans and the obtaining of authorizations, approvals and permits from Governmental Bodies with respect thereto, and (ii) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Body with respect to such Release or presence of Hazardous Substances.

          (u) "Taxes" shall mean (i) all sales, use, property, recordation and transfer taxes imposed by a Governmental Body, and (ii) any interest, penalties and additions to tax attributable to any of the foregoing, but shall not include income and other taxes described in Section 2.4(b).

     1.2 Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

          Defined Term                                  Section
          ------------                                  -------
          AAA                                           13.9(a)
          ADA                                           2.3(d)
          Additional Funds                              10.3(a)(iii)
          Adjustment Sections                           2.9
          Agreement                                     Preamble
          Allocation Schedule                           2.6(b)
          Approvals                                     8.4

          Assets                                        2.1
          Assigned Contracts                            2.1(f)
          Assumed Contracts                             2.3(a)
          Assumed Liabilities                           2.3
          Buyer                                         Preamble
          Buyer Group                                   2.6(d)
          Buyer Subsidiary                              2.13
          Capital Expenditures                          2.6(c)(i)
          Charter Documents                             3.3
          Claim Notice                                  12.6
          Closing                                       10.1
          Closing Date                                  10.1
          Coal Inventory Report                         2.6(c)(ii)
          Consent Decree                                5.5
          Deductible Amount                             12.3(b)(i)(B)
          Deposited Funds                               10.3(a)(iii)
          Depreciation Amount                           10.3(c)
          Easements                                     2.1(c)
          Effective Date                                10.3(a)(i)
          Eldorado Transmission Agreements              2.1(m)
          Equipment                                     2.1(d)
          Escrow Agent                                  10.2
          Escrow Capital Amount                         10.3(d)
          Escrow Date                                   10.3(a)
          Escrow Funds                                  10.3(a)(iii)
          Escrow Period                                 10.3(b)
          EWG                                           5.1(b)
          Excluded Assets                               2.2
          Excluded Liabilities                          2.4
          Extended Price                                2.6(d)
          FERC                                          3.4(b)
          HSR Act                                       3.3
          Indemnitee                                    12.5
          Indemnitor                                    12.5(a)
          Intercompany Transactions                     2.2(m)(i)
          Inventory Control Data Reports                2.6(c)(ii)
          Leased Real Property                          2.1(b)
          Losses                                        12.3(a)
          Material Adverse Effect                       3.3
          Mohave Co-Tenancy Agreement Condition         8.4
          NPC                                           1.1(p)
          Operating Data                                3.11
          Operator's Report                             2.1(j)(ii)(C)
          Original Closing Date                         2.9
          Other Owner's Agreement                       2.7(a)

          Other Transactions Date                       2.6(d)
          Owned Real Property                           2.1(a)
          Panel                                         2.9
          Pending Air Quality Lawsuit                   5.5
          Permitted Encumbrances                        3.8
          Plant                                         Recitals
          Power Purchase Agreement                      10.3(a)
          PPC                                           2.2(k)
          PPC Amount                                    2.6
          Prepayments                                   2.1(j)(ii)(C)
          PUCN                                          3.4(b)
          Purchase Price                                2.6(a)
          PURPA                                         8.4(b)
          Real Property Leases Related Agreements       2.5
          Rules                                         13.9(a)
          SCE                                           1.1(b)
          Seller                                        Preamble
          Seller's Reimbursable Costs                   2.7(c)(i)
          Supplies                                      2.1(e)
          Switchyard Assets                             2.1(m)
          Termination Date                              11.1(e)
          Third Party Claims                            12.5(a)
          Title Insurer                                 8.6
          Title Policies                                8.6
          Transactions                                  Recitals
          Undivided Interests                           Recitals

     1.3  Certain Interpretive Matters.  In this Agreement, unless the context
          ----------------------------
otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The terms "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

                                   ARTICLE 2
                              BASIC TRANSACTIONS
                              ------------------


     2.1  Purchased Assets.  On the terms and subject to the conditions
          ----------------
contained in this Agreement, and except as otherwise provided herein, at the Closing Buyer shall, or shall cause the applicable Buyer Subsidiary to, purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, or the applicable Buyer Subsidiary, all of Seller's right, title and interest in and to the percentage of the Undivided Interests shown next to Seller's name in Schedule A hereto and all of Seller's right, title and interest
                 ----------
in and to the same percentage of the

Plant and the other assets, properties and facilities used, or held for use, principally in connection with the ownership and operation of the Plant, each as in existence on the Closing Date, including, but not limited to, those assets described below, but excluding all Excluded Assets as defined in Section 2.2 (the "Assets"):

          (a) The parcels of real property owned in fee (the "Owned Real Property") that are identified in Schedule 2.1(a), together with all
                                       ---------------
     buildings, fixtures and improvements located thereon (including all construction work-in-progress, but excluding the buildings, fixtures and improvements located on the real property which is identified in Schedule
                                                                      --------
     2.1(a) as "Switchyard Property.").
     ------

          (b) The leasehold estates and the related lease or sublease agreements (the "Real Property Leases") respecting land, buildings, fixtures and real property improvements (whether owned or leased) (the "Leased Real Property") identified in Schedule 2.1(b), if any, together
                                           ---------------
     with all construction work-in-progress in respect of same.

          (c) Easements and privileges (including all water rights) appurtenant to the Owned Real Property or the Leased Real Property as well as the right, by way of license, easement or the like, to locate certain identified Equipment to be sold hereunder on real property not included in the Owned Real Property or the Leased Real Property, all as shown or described more specifically on Schedule 2.1(a), Schedule 2.1(b) or Schedule
                                    ---------------  ---------------    --------
     2.1(c) (the "Easements").
     ------

          (d) Fixed or mobile machinery and equipment, as well as similar items of tangible personal property, including, without limitation, vehicle refueling tanks, pumps, pipelines, fittings, trucks, tractors, trailers and other vehicles, tools, furniture and revenue metering equipment (including revenue metering equipment, if any, installed in contemplation of the Transactions) (collectively "Equipment") that (i) are not by their nature consumed in the ordinary course of business such that they constitute "Supplies" (as defined below), (ii) are used, owned or leased by the Owners as of the Closing Date, and (iii) in the ordinary course of business are permanently located at the Plant or otherwise on the Owned or Leased Real Property or on an Easement for use primarily in connection with the ownership or operation of the Plant (including Assets temporarily off-site for repair or other purposes). All such items of Equipment (other than furnishings or office equipment) having a net book value of $10,000 or more (pro rated to 100% of the Undivided Interests) as of the close of the most recent fiscal quarter ended at least forty-five (45) days prior to the date of this Agreement are identified on Schedule 2.1(d).
                                         ---------------

          (e) Inventories of spare parts intended to be consumed in the ordinary course of business, maintenance, shop and office supplies, and other similar items of tangible personal property on hand at, or in transit to, the Plant as of the Closing and intended to be consumed in the ordinary course of business, as well as fuel supplies, if any, on hand and stored at, or in transit to, the Plant as of the Closing and intended as feedstock from which to generate electrical power in the ordinary course of operation ("Supplies").

          (f) Written contracts and agreements specifically and exclusively relating to the Plant to which Seller as one of the Owners, or the Operating Agent as agent for the Owners, is a party at the Closing (the "Assigned Contracts"), including, without limitation, the agreements identified on Schedule 2.1(f), which contains a list of the agreements (i)
                   ---------------
     pursuant to which the Owners, or the Operating Agent, as the case may be, paid or received Five Thousand Dollars ($5,000) or more during the calendar year preceding the date of this Agreement or expect to pay or receive Five Thousand Dollars ($5,000) or more during the current calendar year, and
     (ii) that have a binding remaining term of at least one year which cannot be canceled by the Owners or the Operating Agent without penalty on written notice of ninety (90) days or less. The Assigned Contracts shall also include, without limitation, construction contracts relating to construction work-in-progress at the Plant; equipment leases (whether operating or capital leases) and installment purchase contracts; contracts or arrangements binding on the Plant which restrict the nature of the business activities in which the Plant may engage; leases as lessor or sublessor; and oral contracts if, but only if, the same are identified on
     Schedule 2.1(f).
     ---------------

          (g) The Licenses in favor of the Owners, or the Operating Agent as agent for the Owners, as of Closing that relate to or are necessary for or used in connection with the operation of the Assets as heretofore operated by the Owners and the Operating Agent on their behalf, all of such Licenses being included on Schedule 2.1(g), except for and to the extent that such
                       ---------------
     Licenses relate to Excluded Assets; provided that such Licenses shall be
                                         --------
     included within the Assets only to the extent they relate exclusively to the Assets, are held in the names of the Owners or the Operating Agent on behalf of the Owners and are lawfully transferable to Buyer or the Buyer's applicable Buyer Subsidiary.

          (h) The books, records, plans, drawings, instruction manuals and similar items located at the Plant and which relate exclusively to the Plant and the Assets, subject to the rights of Seller to make copies of and make non-exclusive use of the same and except to the extent such materials are subject to confidentiality or non-disclosure agreements in favor of third parties whose consent to transfer is not obtained.

          (i) Unexpired warranties as of the Closing which the Owners have (or the Operating Agent on behalf of the Owners has) received from third parties, which relate specifically to any of the Assets and which are transferable to Buyer, including, without limitation, warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services, it being understood that nothing in this paragraph shall be construed as a representation by Seller that any such unexpired warranty remains enforceable.

          (j) Advance payments, prepayments, prepaid expenses, deposits and the like (i) that are identified on Schedule 2.1(j), or (ii) (A) made by the
                                     ---------------
     Owners or the Operating Agent on their behalf in the ordinary course of business prior to the Closing specifically with respect to the Assets, (B) which exist as of such Closing, and (C) with respect to which Buyer will receive the benefit after the Closing (collectively, "Prepayments"), which Prepayments are included in the Operating Agent's regularly prepared statement to the Owners (the "Operator's Report"); the Operator's Report prepared as of the close of the most recent fiscal quarter ended at least forty-five (45) days prior to the date of this Agreement is attached hereto as Schedule
                                                                    --------
     2.1(j).
     ------

          (k) The Emission Allowances and Emission Reduction Credits identified on Schedule 2.1(k) as included in the Assets.
        ---------------

          (l) Patents and patent rights, trademarks and trademark rights, inventions, copyrights and copyright rights set forth on Schedule 2.1(l)
                                                              ---------------
     that are owned by the Owners as tenants-in-common and which relate exclusively to the Plant or the Assets, including without limitation pending applications therefor.

          (m) The personal property underlying, comprising or constituting a part of the switchyard facilities located at or adjacent to the Plant and which connect the Plant to pertinent electrical transmission facilities (whether such property is regarded as "transmission" or "generation" assets for regulatory or accounting purposes), as well as such Licenses, contracts and warranties which relate to the same to the extent they are transferable to the Buyer, all as set forth on Schedule 2.1(m) (collectively, the
                                       ---------------
     "Switchyard Assets"), unless either prior to or after the date hereof and prior to the Closing, the Owners have entered into, and have consummated the transactions contemplated by, pertinent agreements that (i) separate the ownership of the Switchyard Assets from the ownership of the Plant, and
     (ii) make the Switchyard Assets subject to agreements among the Owners related to the transmission system commonly referred to as the Eldorado Transmission System (the "Eldorado Transmission Agreements").

          (n) The name "Mohave Generating Station," it being understood that Buyer shall not acquire any right to use the name of any Owner or the Operating Agent or any related or similar trade names, trademarks, service marks, corporate names, logos or any part, derivative or combination thereof.

          (o) The right to receive mail and other communications addressed to Seller or any of its Affiliates insofar as such mail or other communication is so addressed to the Seller in its capacity as an Owner and relates exclusively to the Assets or to the Assumed Liabilities after the Closing.

          (p)  Those miscellaneous and sundry assets identified by category on
     Schedule 2.1(p), if any, which assets are ancillary to the ownership of the
     ---------------
     Assets and the Plant and customarily utilized in connection therewith but not otherwise enumerated above.

     2.2  Excluded Assets.  The Assets shall not include any of the assets,
          ---------------
properties, rights, Licenses, or contracts which are not described in Section
2.1 above or which are set forth in this Section 2.2, all such other assets, properties, rights, Licenses, and contracts collectively constituting "Excluded Assets," including, without limitation, the following specifically enumerated Excluded Assets:

          (a) Whether or not the Eldorado Transmission Agreements have been executed and the transactions contemplated thereby consummated, the real and personal property underlying, comprising or constituting all or part of the transmission facilities identified on Schedule 2.2(a) that are not owned by
                                           ---------------
     the Owners as tenants-in-common or that are part of the transmission systems of either Nevada Power Company or SCE.

          (b) The Switchyard Assets if the Eldorado Transmission Agreements have been executed and the transactions contemplated thereby consummated, subject to the further provisions of any facilities services agreement entered into in connection therewith between the Owners, as owners of the Plant, and participant owners of the Eldorado Transmission System (which may be the same Persons as the Owners).

          (c) The fixtures, equipment and other personal property located at the Plant comprising or constituting a part of the proprietary or specialized communications systems used by SCE to communicate between and among its facilities and/or to transmit voltage and other control data and information utilized in SCE's transmission systems, including any portion of such assets or system leased or licensed to third parties, together with the right, by way of license, easement or otherwise to retain such property on the real property included in the Assets, all as shown and/or noted or described on Schedule 2.1(a), Schedule 2.1(b), Schedule 2.1(c), Schedule
                  ---------------  ---------------  ---------------  --------
     2.1(d) or Schedule 2.2(c).
     ------    ---------------

          (d) Claims, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of an Owner of any kind relating to or arising out of the period prior to Closing, including, but not limited to, any refund related to real estate taxes paid prior to the Closing, whether such refund is received as a payment or as a credit against future real estate taxes, except where such claims, choses in action, rights of recovery, rights of set-off, rights to refund and similar rights arise from, as a result of or in connection with the Buyer's assumption, payment, discharge and performance of any Assumed Liability.

          (e) All privileged or proprietary materials, documents, information, media, methods and processes not owned by the Owners as tenants-in-common and any and all rights to use same, including, without limitation, intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), computer software that is proprietary to Seller, or the use of which under the pertinent license therefor is limited to operation by Seller or its Affiliates or on equipment owned by Seller or its Affiliates, and all promotional or marketing materials (including all marketing computer software).

          (f) Any and all personnel and employment records of or related to the operation of the Plant or otherwise related to Seller's personnel, whether or not maintained at or by the Plant or the Operating Agent.

          (g) Rights under any insurance policy, except to the extent such policy insures for occurrences that are included in the Assumed Liabilities (it being understood, however, that Seller will have no obligation to take any action under any such policy to seek any recovery except at the reasonable request, and at the sole expense, of Buyer or to continue any such policies in force except to the extent expressly set forth herein).

          (h) The right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities; all of which mail and other communications shall be promptly forwarded by Buyer to Seller.

          (i) Any computer and data processing hardware or firmware, whether or not located at the Plant, that is part of a computer system the central processing unit of which is located at a facility of an Owner or the Operating Agent that is not included in the Assets.

          (j)  Intentionally left blank.

          (k) All tariffs, agreements and arrangements to which an Owner is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services, including, but not limited to, the Transitional Power Purchase Agreement between Seller and Buyer attached hereto as part of Schedule 2.5 (the "PPC").
                                      ------------

          (l) Except for the Supplies and items of petty cash that may be on hand at the Plant as of the time of Closing and the Prepayments, all assets constituting working capital, whether cash, cash equivalents, securities, rights to payment, rights to refunds, advance payments, prepayments, prepaid expenses, deposits, and other current assets and similar rights.

          (m)  Any and all of Seller's rights arising under:

               (i) Any contract respecting an intercompany transaction between Seller, on the one hand, and Seller's Affiliate, on the other hand, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like ("Intercompany Transactions");

               (ii)   Employment contracts, if any; and

               (iii) Collective bargaining agreements (it being understood, however, that nothing herein is intended to affect Buyer's obligations, if any, under the National Labor Relations Act).

          (n) Any and all data and information pertaining to customers of Seller or its Affiliates, whether or not located at the Plant.

          (o) Rights in, to and under all agreements and arrangements of any nature, the Seller's obligations under which are not assumed by the Buyer or a Buyer Subsidiary under the terms of this Agreement.

          (p) All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in connection with the operations of the Plant prior to the Closing and the security arrangements, if any, related thereto, including any rights with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith.

          (q) Emission Allowances and Emission Reduction Credits not enumerated on Schedule 2.1(k).
        ---------------

          (r) Rights of Seller arising under this Agreement or any instrument or document executed and delivered pursuant to the terms hereof.

          (s)  Any and all books and records not described in Section 2.1(h).

          (t) Assets and properties of Seller or its Affiliates that are not used in the ownership or operation of the Assets.

          (u) Miscellaneous and sundry assets, if any, identified by category on Schedule 2.2(u), which assets may have been utilized in the ownership
        ---------------
     and operation of the Plant but which are not intended to be included in the Assets and which are not otherwise enumerated above.

At any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets may be removed from the Plant by Seller (at no expense to the Buyer, but without charge by Buyer for storage), provided that
                                                                   --------
Seller shall do so in a manner that does not unduly or unnecessarily disrupt normal business activities at the Plant, and provided further that Excluded
                                             -------- -------
Assets may be retained at the Plant pursuant to easements, licenses, agreements (including the Operating Agreement) or similar arrangements in favor of Seller and described above or otherwise in the Schedules to this Agreement.

     2.3  Assumed Liabilities.  Subject to the terms and conditions set forth in
          -------------------
this Agreement, including the provisions of Section 2.4, Buyer shall, and may also cause a pertinent Buyer Subsidiary or Buyer Subsidiaries to, jointly and severally with Buyer, assume and pay, discharge and perform as and when due, only the following obligations and liabilities of Seller (the "Assumed Liabilities"):

          (a) All liabilities and obligations which pertain to or are to be paid or performed during the period following the Closing Date (except to the extent that, but for the breach of the Seller, such liabilities and obligations would have been paid or performed on or prior to the Closing
     Date), and which arise under any written contract, License, agreement, arrangement, understanding or undertaking included in the Assets, including the Real Property Leases and the Assigned Contracts, and any other obligation or liability, including those of any Affiliate of the Seller (including those related to letters of credit and performance bonds), which is in the nature of a guaranty of the foregoing to the extent the same are enumerated in Schedule 2.3(a) (together, the "Assumed Contracts").
                   ---------------

          (b) All liabilities and obligations under open purchase orders pertaining to the Assets that were entered into by the Owners, or the Operating Agent on their behalf, in the ordinary course of business with respect to operation of the Plant on or prior to the Closing and which provide for the delivery of goods or services subsequent to the Closing Date, except to the extent such purchase orders are listed as Excluded Assets on Schedule 2.2(u).
               ---------------

          (c) All liabilities and obligations associated with the Assets in respect of Taxes for which Buyer is liable pursuant to Section 5.3 or
     Section 10.3, and any Tax that may be imposed on the ownership, sale, operation or use of the Assets after the Closing.

          (d)  Without limiting the representations and warranties contained in
     Article 3 or Buyer's rights under Article 12 for a breach thereof, any and all liabilities and obligations respecting any changes or improvements needed to the Assets, if any, for them to be in material compliance with respect to safety, building, fire, land use, access (including, without limitation, the Americans With Disabilities Act ("ADA")) or similar Laws respecting the physical condition of the Assets.

          (e) Without limiting Seller's representations and warranties contained in Article 3 or Buyer's rights under Article 12 for a breach thereof, any liability, obligation or responsibility under or related to Laws, Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Laws or other Laws, whether prior to, on or after the Closing Date, with respect to the ownership or operation of any of the Assets; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by the presence or Release of Hazardous Materials at, on, in, under, adjacent to or migrating from the Assets prior to, on or after the Closing Date, including but not limited to Hazardous Materials contained in building materials at or adjacent to the Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Assets; and (iii) Remediation Measures (whether or not such Remediation Measures commenced before the Closing Date or commence on or after the Closing Date) in respect of Hazardous Materials that are present or have been Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from, the Assets or in the soil, surface water, sediments, groundwater, landfill cells, ash deposits or in other environmental media at or adjacent to the Assets.

          (f)  Without limiting the representations and warranties contained in
     Article 3 or Buyer's rights under Article 12 for a breach thereof, any and all liabilities, claims and expenses not otherwise enumerated above which in any way arise out of or are related to or associated with the ownership, possession, use or operation of the Assets or any business conducted therewith or therefrom before or after the Closing, including, but not limited to, any and all liabilities, claims and expenses associated with the decommissioning, dismantling or demolition of any portion of the Assets.

          (g) Any and all liabilities of Seller for Remediation Measures under agreements entered into in accordance with Section 5.5.

          (h) Such miscellaneous and sundry liabilities, identified by category on Schedule 2.3(h), if any, which liabilities are ancillary to the
        ---------------
     ownership and operation of the Assets and the Plant but are not otherwise enumerated above.

     2.4  Excluded Liabilities.  Buyer shall not assume or be obligated to pay,
          --------------------
perform or otherwise discharge any liabilities or obligations that are not described in Section 2.3 as Assumed Liabilities or any of the following liabilities or obligations (collectively, "Excluded Liabilities"), all of which shall, as among the parties hereto, remain the sole responsibility of, and be discharged and performed as and when due by, Seller:

          (a) Liabilities or obligations associated with or arising from the Excluded Assets and the ownership, operation and conduct of any business in connection therewith or therefrom, and liabilities associated with or arising from Seller's obligations under this Agreement or any document or instrument executed in connection herewith.

          (b) Except as set forth in Section 2.3(c), any of the liabilities or obligations of Seller or an Affiliate of Seller (including, without limitation, any liabilities or obligations under any tax sharing agreements) with respect to Taxes, or in respect of franchise taxes or taxes imposed upon or measured in whole or in part by income for any period, or with respect to interest, penalties or additions to any of the foregoing.

          (c) Liabilities or obligations arising from the breach by the Owners prior to the Closing of any term, covenant, or provision of any of the Assumed Contracts except as set forth in Schedule 2.4(c).
                                              ---------------

          (d) Liabilities or obligations under any Assigned Contract which would be included in the Assets but for the provisions of Section 2.8, unless Buyer is provided with the benefits thereunder as contemplated by such Section.

          (e) Liabilities to third parties for personal injury or tort, or similar causes of action, arising solely out of the ownership or operation of the Assets prior to the Closing, other than liabilities or obligations assumed by Buyer pursuant to Section 2.3(d) or Section 2.3(e).

          (f) Subject to Section 2.8, liabilities of Seller incurred in connection with its obtaining any consent, authorization or approval necessary for it to sell, convey, assign, transfer or deliver the Assets to Buyer hereunder.

          (g) Any liability representing indebtedness for money borrowed or the deferred portion of the purchase price for any tangible Assets (and any refinancing thereof). With respect to any such indebtedness or obligation not so assumed by Buyer that constitutes a lien or encumbrance upon any Asset, Seller agrees that on or prior to the Closing it will either pay or discharge its proportionate part (based on its percentage of the Undivided Interests) of such indebtedness or obligation in full or otherwise cause such lien or encumbrance to be removed from the Asset.

          (h)  Amounts due from Seller arising from Intercompany Transactions.

          (i) Any liabilities to employees of Seller or its Affiliates or arising under any collective bargaining agreement, or pension, benefit or welfare plan of Seller or its Affiliates (it being understood, however, that nothing herein is intended to affect Buyer's obligations, if any, under the National Labor Relations Act).

          (j)  Intentionally left blank.

          (k) Except for fines, penalties, costs, liabilities or obligations assumed by Buyer under Section 2.3(d) or 2.3(e), any fines, penalties or costs imposed by a Governmental Body resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Body pending or, to Seller's Knowledge, threatened prior to the Closing but only regarding acts which occurred prior to the Closing, or
     (ii) illegal acts of Seller occurring prior to the Closing.

          (l) Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with the offsite transport prior to the Closing of Hazardous Materials from the real property included in the Assets, or the treatment, storage or disposal of Hazardous Materials at any site other than the real property included in the Assets, provided that for purposes
                                                    --------
     of this Section, if Hazardous Materials that are Released, disposed of, treated or stored at or on the real estate which is included in the Assets migrate to another location, then such location shall be deemed to be a site included in the real property that is included in the Assets.

          (m) Any liability, obligation or responsibility in respect of the claims set forth in any of the pending lawsuits or other proceedings set forth in Schedule 2.4(m).
              ---------------

          (n) Liabilities which would be Assumed Liabilities but for other express provisions of this Agreement providing for their retention by Seller and such other liabilities and obligations, if any, which would otherwise be Assumed Liabilities but which are identified on Schedule
                                                                  --------
     2.4(n).
     ------

The parties hereto agree and acknowledge that (x) with respect to Excluded Liabilities for which Seller believes Owners other than, or in addition to, Seller are, or are alleged to be, responsible to third parties, NPC shall, as between Buyer and Seller, be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or Remediation Measures (including without limitation any environmental mitigation), arising out of or relating to any such Excluded Liabilities, (y) with respect to other Excluded Liabilities (all of which being noted as such on
Schedule 2.4(m)), such exclusive right to control, defend and
---------------
settle shall remain with Seller, and (z) Buyer agrees to cooperate fully with SCE or the Seller, as the case may be, in connection therewith.

     2.5  Related Agreements.  At the Closing, the parties (including any
          ------------------
pertinent Buyer Subsidiaries) will enter into the additional agreements, if any, attached to and comprising Schedule 2.5 (the "Related Agreements").
                           ------------

     2.6  Purchase Price.
          --------------

          (a)  Consideration.  The purchase price for the Assets being sold by
               -------------
     Seller hereunder shall be One Hundred Thirty-Three Million Five Hundred Eleven Thousand One Hundred Eleven Dollars and 11/100 (U.S. $133,511,111.11) (the "Purchase Price"), subject to the further provisions of this Section 2.6. The Purchase Price shall be subject to such adjustments, if any, as may occur pursuant to Sections 2.8, 2.9, 8.6, and
     8.8 or other provisions of this Agreement. The amount to be paid by Seller to Buyer for the PPC being entered into by Buyer and Seller hereunder shall be Ten Million Five Hundred Thousand Dollars ($10,500,000) (the "PPC Amount"). At Closing, Buyer shall, or shall cause one or more Buyer Subsidiaries to, pay to Seller the Purchase Price less the PPC Amount, in cash by wire transfer of immediately available funds in U.S. dollars to an account specified in writing by Seller to Buyer not later than the second Business Day prior to the date payment is to be made.

          (b)  Purchase Price Allocation.  No later than twenty (20) Business
               -------------------------
     Days prior to the Closing, Seller and the Buyer shall agree upon an allocation of the Purchase Price among the Assets which shall be set forth in a schedule (the "Allocation Schedule") to be attached to this Agreement as Schedule 2.6(b). The Purchase Price shall be allocated in accordance
        ---------------
     with the Allocation Schedule, and each party hereto shall be bound by such allocations for all purposes, shall account for and report the purchases and sales contemplated hereby for all purposes (including, without limitation, financial, accounting, and federal and state tax purposes) in accordance with such allocations, and shall not take any position (whether in financial statements, tax returns, or tax audits, or otherwise), which is inconsistent with such allocations without the prior written consent of all other parties, except to the extent, if any, required by applicable Law or generally accepted accounting principles. In the event that Seller and the Buyer do not agree on an allocation of the Purchase Price pursuant to this Section, then the Purchase Price shall be allocated among the Assets in proportion to Seller's net book value therefor.

          (c)  Post-Closing Adjustments for Asset Changes.  The Purchase Price
               ------------------------------------------
     shall be subject to the following post-Closing adjustments, except to the extent such amounts have been charged to Buyer under the provisions of the Power Purchase Agreement entered into between the Buyer and Seller pursuant to Section 10.3 hereof:

               (i) The Purchase Price shall be increased by the amount expended by Seller between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment included in the Assets and other expenditures or repairs on property, plant and equipment included in the Assets that would be capitalized by NPC in accordance with its normal capitalization policies (together "Capital Expenditures"), which Capital Expenditures either appear on Schedule 2.6(c)(i) or, subject to the provisions of
                           ------------------
          Section 6.3(f), are otherwise deemed reasonably necessary by the Operating Agent or the Owners for the continued operation or maintenance of the Plant and the Assets or for compliance with Law, provided that such Capital Expenditures shall not include Supplies
          --------
          referred to in clause (ii) below.

               (ii) The Purchase Price shall be further increased by Seller's allocated share of (A) the book value of the Supplies (other than fuel) included in the Operating Agent's regularly prepared reports (the "Inventory Control Data Reports") as of a recent date prior to the Closing that are prepared in accordance with the provisions set forth below (the Inventory Control Data Reports prepared as of a date within one hundred eighty (180) days of the date hereof being attached hereto as Schedule 2.6(c)(ii)(A)); (B) the book value of fuel included
                    ----------------------
          in the Operating Agent's report (the "Coal Inventory Report") as of a recent date prior to the Closing (net of the amount to be paid by the Buyer following the Closing for any fuel included in the Coal Inventory Report that has not been paid for prior to the Closing) that is prepared in accordance with the provisions set forth below (the Coal Inventory Report prepared as of a date within one hundred eighty
          (180) days of the date hereof being attached hereto as Schedule
                                                                 --------
          2.6(c)(ii)(B)); and (C) Prepayments that are included in the
          -------------
          Operator's Report as of a recent date prior to the Closing and Prepayments that are listed on Schedule 2.1(j), which shall be updated
                                         ---------------
          as of the Closing.

               (iii) In order to implement the foregoing, the Operating Agent shall cause to be prepared and shall provide Buyer, as soon as possible after the Closing Date and in no event later than sixty (60) days thereafter, with a schedule setting forth Capital Expenditures between the date hereof and the Closing Date in reasonable detail so as to permit Buyer to be able to determine the extent to which such Capital Expenditures are or are not listed on Schedule 2.6(c)(i) and
                                                        ------------------
          shall further provide Buyer with a revised Schedule 2.6(c)(ii)(A),
                                                     ----------------------
          2.6(c)(ii)(B) and Schedule 2.1(j) calculated as of the Closing (or the
          -------------     ---------------
          nearest month-end preceding the Closing Date if a mid-month preparation of the Inventory Control Data Reports, the Coal Inventory Report or Operator's Report is impracticable or otherwise burdensome). Such Closing Date Inventory Control Data Reports, Coal Inventory Report or Operator's Report shall be prepared consistently with the method of preparation used by the Operating Agent and on the same basis as Schedule 2.6(c)(ii)(A), Schedule 2.6(c)(ii)(B) or Schedule
                   ----------------------  ----------------------    --------
          2.1(j) attached hereto, and as applicable, it being acknowledged that
          ------
          no physical inventory need be taken, that the measurement of the book value of the Supplies, including fuel, and of Prepayments, in accordance with the Operating Agent's customary accounting practices with respect thereto, is intended merely to provide a reasonable estimate of the fair market value thereof as of the Closing rather than a definitive listing of actual inventory levels or of prepayments as of the Closing, and that, absent manifest error or fraud, such Inventory Control Data Reports, Coal Inventory Report and Operator's Report shall be conclusive as between the parties for purposes of the adjustment to the Purchase Price contemplated by clause (ii) above.

               (iv) Buyer shall have thirty (30) days to review and make inquiry concerning such schedules delivered by the Operating Agent after the Closing Date. If an adjustment to the amount of the Purchase Price is required by this Section 2.6(c), then the applicable payment or refund shall be made within ten (10) days following the expiration of such thirty (30) day period by wire transfer of immediately available funds, together with interest thereon for the number of days from and including the Closing Date to such settlement date (but excluding such settlement date) at the rate per annum equal to the prime rate of interest during such period as such rate is published in the Western Edition of the Wall Street Journal, computed on the basis of actual days elapsed over a 365-day year.

               (v) Any dispute concerning the amount of the adjustment required by this Section 2.6(c) shall be resolved pursuant to Section 2.9.

          (d) Adjustments For Transactions By Other Owners. In the event that, prior to the second anniversary of the Closing Date (the "Other Transactions Date"), the Buyer, or any Affiliate of Buyer or any group of which Buyer or an Affiliate of Buyer is a member, or any successor or assign of the foregoing ("Buyer Group") enters into an agreement or consummates a transaction to acquire, directly or indirectly, any additional portion of the Undivided Interests and related assets from an Owner, or any Affiliate or successor or assign thereof, at an Extended Price therefor that exceeds the Purchase Price that was paid, or that would be payable to Seller under this Agreement had the Closing occurred simultaneously with the consummation of the Buyer Group's transaction for such additional portion of the Undivided Interests, then the Purchase Price shall be increased by the amount of such excess. The term "Extended Price" shall mean the amount derived by the following formula:

               Extended Price = C/OP   X    SP

          Where:

               C   =  The aggregate value of all consideration directly or
                      indirectly paid or payable by the purchaser to the seller
                      (including all contingent payments at the maximum potential value thereof) for the assets sold, assigned, transferred or conveyed in such transaction, including cash, notes, securities, property, rights, and other things of value, plus the aggregate value of liabilities assumed by the purchaser in such transaction which are Excluded Liabilities hereunder, minus the aggregate value of liabilities not assumed by the purchaser in such transaction which are Assumed Liabilities hereunder.

               OP  =  The percentage of the Undivided Interests acquired in such transaction (without giving effect to Section 2.12(d) of the Asset Sale Agreement between Buyer and SCE related to the Plant).

               SP  =  The percentage of the Undivided Interests to be sold by
                      Seller hereunder.

     Any adjustment of the Purchase Price under the foregoing provisions that occurs simultaneously with or prior to the Closing shall (subject to the occurrence of the Closing) be paid to Seller by wire transfer of funds at the Closing in accordance with the payment provisions hereof. Any adjustment of the Purchase Price under the foregoing provisions that occurs after the Closing shall be paid to Seller by wire transfer of funds upon consummation of the Buyer Group's transaction for such additional portion of the Undivided Interests. The parties understand that for purposes of this Section 2.6(d), the two percent (2%) of the Undivided Interests that may be retained by SCE under Section 2.12(d) of the Asset Sale Agreement between Buyer and SCE shall be deemed to be included in the Undivided Interests to be sold by SCE thereunder. In the event that any member of the Buyer Group gives any consideration to an existing Owner, or any Affiliate or successor or assign thereof, pursuant to Section 2.7(f), such consideration shall not be considered to be part of the aggregate value of consideration, C, as defined above, and shall not be part of the calculation of the Extended Price.

          (e)  Closing Adjustments.  The Purchase Price shall be subject to the
               -------------------
     following adjustments at Closing:

               (i) The Purchase Price shall be increased by Four Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and 66/100 ($4,666,666.66) in the event that the lawsuit entitled SCE, et al. v. Peabody Western Coal Co. (including Peabody's counterclaims filed with respect thereto) is dismissed with prejudice prior to the Closing.

               (ii) The Purchase Price shall be increased by Four Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and 66/100 ($466,666.66) in the event that, effective as of the Closing, Buyer or an Affiliate of Buyer becomes the Operating Agent under the Operating Agreement and such Operating Agent and SCE or an Affiliate of SCE enter into a mutually acceptable agreement whereby such Operating Agent and SCE or an Affiliate of SCE, agree that SCE or its Affiliate, will provide operations and maintenance services to the Plant on and after the Closing Date for a period of two (2) years in accordance with the requirements of California Assembly Bill 1890.

     2.7  Buyer Group Transactions With Other Owners.
          ------------------------------------------

          (a) Until the Other Transactions Date, Buyer agrees that it will not, and it will cause each member of the Buyer Group not to, directly or indirectly enter into any agreement, or otherwise consummate a transaction, with an existing Owner, or any Affiliate or successor or assign thereof, to acquire, directly or indirectly, any additional portion of the Undivided Interests and related assets (an "Other Owner's Agreement"), unless no later than the earlier of the execution of such agreement or consummation of such transaction, the existing Owner and its successors and assigns shall have irrevocably and unconditionally:

               (i) Waived in writing any and all rights or privileges which such Person may have (whether such rights or privileges arise under Section 12 of the Co-Tenancy Agreement or otherwise) to exercise any right of first or last refusal, consent, approval or similar right, or to enforce any notice or waiting period, in respect of the entry into or consummation of the Transactions contemplated hereby as the same may be amended or modified from time-to-time; and

               (ii) Agreed in writing (which agreements shall be made expressly for the benefit of Seller, its Affiliates, successors and assigns) that:

                      (A) Notwithstanding any provision to the contrary in the Co-Tenancy Agreement or otherwise, following the date of their assumption hereunder by the Buyer or a Buyer Subsidiary, neither Seller, nor any of its Affiliates, successors or assigns, shall have any liability or obligation for, and such existing Owner and its successors, assigns and Affiliates shall have no right of action or claim against, Seller or any of its Affiliates, successors or assigns, for any Assumed Liabilities; provided,
                                                                   --------
               however, nothing contained herein shall affect the obligations of the Owners under the Co-Tenancy Agreement or the Project Agreements (as such term is defined in the Co-Tenancy Agreement) for their proportionate share of any Excluded Liabilities; and

                      (B) Prior to the entry into any Other Owner's Agreement, Seller shall have approved in form and substance such other Owner's Agreement, which approval shall not be unreasonably withheld.

          (b) With respect to each Other Owner's Agreement entered into in compliance with this Agreement prior to the Other Transactions Date between a member of the Buyer Group and an existing Owner, or any Affiliate or successor or assign thereof, Seller hereby irrevocably and unconditionally:

               (i) Waives any and all rights or privileges which Seller may have (whether such rights or privileges arise under Section 12 of the Co-Tenancy Agreement or otherwise) to exercise any right of first or last refusal, consent, approval or similar right, or to enforce any notice or waiting period, in respect of the entry into or consummation of the transactions contemplated by such Other Owner's Agreement; and

               (ii) Agrees (which agreements shall be made expressly for the benefit of such other Owner, its Affiliates, successors and assigns) that notwithstanding any provision to the contrary in the Co-Tenancy Agreement or otherwise, following the date of their assumption under the Other Owner's Agreement by the Buyer or a Buyer Subsidiary (subject to Section 2.12), neither such other Owner, nor any of its Affiliates, successors or assigns, shall have any liability or obligation for, and Seller and its successors, assigns and Affiliates shall have no right of action or claim against, such other Owner or any of its Affiliates, successors or assigns, for any obligations and liabilities which Buyer or a Buyer Subsidiary has agreed to assume under the terms of the Other Owner's Agreement; provided, however, nothing contained herein
                                   --------
          shall affect the obligations of the Owners under the Co-Tenancy Agreement or the Project Agreements (as such term is defined in the Co-Tenancy Agreement) for their proportionate share of any liabilities in the nature of Excluded Liabilities.

          (c) In the event that a member of the Buyer Group enters into an Other Owner's Agreement prior to the Other Transactions Date, then at the closing of the purchase and sale of Undivided Interests contemplated therein, Buyer shall cause such member of the Buyer Group or such other Owner to pay a "pro rata share" of Seller's Reimbursable Costs in accordance with the provisions of this Section 2.7(c), unless such payment has been waived in writing by Seller on the basis of such other Owner's prior reimbursement of Seller's Reimbursable Costs outside the provisions of this Agreement.

               (i) For purposes of this Section 2.7(c), "Seller's Reimbursable Costs" shall be equal to Seller's good faith itemized estimate, delivered to Buyer at the Closing, of Seller's portion of expenses set forth in Sections 5.3(a)-(g), plus any breakup fee paid in accordance with Section 11.4.

               (ii) For purposes of this Section 2.7(c), "pro rata share" shall mean the percentage of the Undivided Interests owned, as of the date hereof, by the Owner that is the counterparty to the pertinent Other Owner's Agreement, divided by the sum of the percentage of the Undivided Interests owned, as of the date hereof, by: (A) such Owner;
          (B) Seller; and (C) any other Owner, if (1) it owns Undivided Interests as of the date hereof that are sold to a member of the Buyer Group prior to the closing under the Other Owner's Agreement in question, and (2) such sale was subject to the provisions of this
          Section 2.7(c) or was otherwise subject to a written waiver in accordance with the introductory paragraph of this Section 2.7(c).

               (iii) The pro rata share of Seller's Reimbursable Transaction Costs payable hereunder shall be payable to Seller and to the other Owners described in clause (ii)(C) above, if any, in proportion to their relative ownership of Undivided Interests as of the date hereof.

          (d) In order to protect Seller's legitimate interests arising under this Agreement, the Co-Tenancy Agreement and the Operating Agreement, Buyer agrees that, prior to the Closing, no member of a Buyer Group will, and it will exercise its best efforts so that no representative or other Person purporting to act on behalf of any member of a Buyer Group will, directly or indirectly, solicit, encourage or engage in any substantive discussions with, or negotiate or otherwise deal with, or exchange any information with, any other Owner or any Affiliate thereof or any Person purporting to act on such Owner's behalf concerning any acquisition, transfer or other disposition of the Undivided Interests and related assets of such Owner, unless (i) Buyer provides Seller with at least one (1) Business Day's notice prior to any such discussions, negotiations, dealings or exchange, (ii) Buyer and its representatives remain free to, and do, consult with and inform Seller on a regular and current basis about the substance, progress and material developments in respect of any such discussions, negotiations, dealings or exchange, (iii) Buyer and its representatives provide Seller, on a regular and current basis, with copies of all material correspondence, written proposals and draft and final agreements related to such discussions, negotiations, dealings or exchange, and (iv) Seller is not limited in its freedom to engage in discussions and communications with any such Owner or other Owners or their respective representatives concerning such discussions, negotiations, dealings or exchange, subject to Seller advising Buyer, on a regular and current basis, of the substance of such discussions and communications.

          (e) The parties hereto agree that any breach of the foregoing provisions of this Section 2.7 by a member of the Buyer Group shall be a material breach of this Agreement.

          (f) Notwithstanding any other provision of this Section 2.7, if necessary or useful in the reasonable judgment of Buyer, any member of the Buyer Group may give valuable consideration to any third party to obtain such third party's consent to any aspect of this Agreement or the Transactions. In such event, and notwithstanding that the Buyer Group may subsequently, and not in connection with obtaining such consent, enter into an Other Owner's Agreement, any such consideration paid to an other Owner in accordance with the preceding sentence shall not be considered as part of the consideration for such Owner's portion of the Undivided Interests and related assets.

     2.8  No Assignment If Breach.  Notwithstanding anything contained in this
          -----------------------
Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Asset, or assume any Assumed Liability, if the attempted assignment or assumption of the same, as a result of the absence of the consent or authorization of a third party or failure of a right of first refusal or notice period to expire, would constitute a breach or default under any agreement, encumbrance or commitment, would violate any Law or would in any way adversely affect the rights, or increase the obligations, of any party to this Agreement with respect thereto. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would adversely affect the rights or increase the obligations of any party to this Agreement with respect to any such agreement, encumbrance or commitment, so that Buyer or the pertinent Buyer Subsidiary would not, in fact, receive the rights, or assume the obligations with respect thereto as they exist prior to such attempted assignment or assumption, then the parties to this Agreement shall enter into such reasonable cooperative arrangements as may be reasonably acceptable to the parties to this Agreement (including, without limitation, sublease, agency, management, indemnity or payment arrangements and enforcement at the cost and for the benefit of Buyer or the pertinent Buyer Subsidiary of any and all rights against an involved third party) to provide for or impose upon Buyer or the pertinent Buyer Subsidiary the benefits of such Asset or the obligations of such Assumed Liability, as the case may be, and any transfer or assignment to Buyer or the pertinent Buyer Subsidiary of any such Asset, or any assumption by Buyer or a Buyer Subsidiary of any such Assumed Liability, which shall require such consent or authorization of a third party that is not obtained, shall be made subject to such consent or authorization being obtained. If the parties cannot agree on any such arrangement, or any such arrangement would not be reasonably practicable, to provide Buyer or a Buyer Subsidiary with materially all the benefits of such Asset or materially all the obligations of such Assumed Liability, then such Asset or Assumed Liability, as the case may be, shall be excluded from the Transactions and shall be deemed to be an Excluded Asset or an Excluded Liability, as the case may be, and the parties hereto shall negotiate in good faith an equitable adjustment in the Purchase Price, or resolve any disagreement respecting such adjustment in accordance with the procedures of Section 2.9.

     2.9  Procedures for Certain Purchase Price Adjustments.  If circumstances
          -------------------------------------------------
exist that result in any disagreement in respect of adjustments to the Purchase Price or that otherwise require the parties to negotiate in good faith equitable adjustments to the Purchase Price pursuant to the provisions of Section 2.6(c) (respecting certain post-Closing adjustments), Section 2.8 (respecting absence of consents), Section 8.6 (respecting the condition of title to interests in real property) or Section 8.8 (respecting casualty losses or condemnation) (Sections 2.6(c), 2.8, 8.6, 8.8, and this Section 2.9 being collectively referred to as the "Adjustment Sections"), then and in any of such events, such negotiations, and the resolution of disagreements, shall be conducted in accordance with the provisions of this Section 2.9. The parties shall negotiate such equitable adjustments in the Purchase Price in good faith prior to the Closing Date (as may be extended by mutual agreement of the parties), provided
                                                                      --------
that any adjustment in the Purchase Price shall be consistent with the Allocation Schedule (if such schedule has been previously agreed upon). If the parties are unable to agree upon an adjustment by the fifth Business Day prior to the Closing Date, then such Closing Date (the "Original Closing Date") (and the Termination Date, if necessary) shall be extended to the fifth Business Day following completion of the procedure described in this Section 2.9 and the determination of the pertinent adjustment or, if longer, the fifth Business Day following any further regulatory approvals which may be necessary (but not more than forty-five (45) Business Days in the aggregate), to provide for the opportunity to resolve such disagreement pursuant to the provisions of this
Section 2.9. On the day the Closing would have occurred but for the absence of agreement between the parties, each party shall designate an individual (who may not be a present or former officer, director, partner or employee of either party or any of their respective Affiliates, or of any present investment banking firm, accounting firm, law firm or attorney of or for either party or any of the party's Affiliates) to mediate such disagreement, and advise the other party in writing of the identity of such individual, which advice shall be accompanied by a list of up to ten (10) suggested neutral individuals to serve as a third mediator. The mediators originally designated by each party shall promptly confer about the selection of a third mediator from such lists, and within five (5) Business Days following the Original Closing Date (or Termination Date, as the case may be), the originally designated mediators shall agree upon and (subject to availability) select the third mediator from the lists submitted by the parties or otherwise, provided that if the originally
                                             --------
designated mediators cannot agree upon a third mediator by such date, the third mediator shall be a retired judge designated by Judicial and Arbitration Mediation Services, Inc., located in Los Angeles, California. The three mediators so selected are herein referred to as the "Panel". Within seven (7) Business Days following the Original Closing Date or, if later, within three (3)

Business Days following the designation of the third mediator, each party shall submit to the Panel in writing, its proposed equitable adjustments in the Purchase Price. Such proposals shall be materially in accordance with the last proposals made by such party to the other party during the course of the aforementioned good faith negotiations between the parties. The parties shall additionally submit such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as a majority of the Panel may determine. Within five (5) Business Days following the due date of such submissions, as to each adjustment of the Purchase Price about which there is disagreement, the Panel shall, by majority vote, select the proposed adjustment of the Purchase Price proposed by one of the parties, it being agreed that the Panel shall have no authority to alter any such proposal in any way. Such determination by the Panel shall be final and binding between the parties as to such adjustments of the Purchase Price and shall not be subject to further challenge by the parties pursuant to Section 13.9 hereof or otherwise. Thereafter, the parties shall, subject to the terms and conditions of this Agreement and the receipt of any further regulatory approvals that may become necessary as a result of such adjustments, consummate the Transactions on the basis of such adjustments at a mutually agreeable time and place or places, in accordance with and subject to the provisions of Article 10, which shall be no later than the fifth Business Day following the determination of such adjustments (and receipt of any necessary regulatory approvals therefor) or such later date as the parties may agree upon. Subject to the foregoing, the Panel may determine the issues in dispute following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue, but in any event consistent with the Allocation Schedule to the extent applicable. No particular procedures are intended to be imposed upon the Panel, it being the desire of the parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. No member of the Panel shall have any liability to the parties in connection with service on the Panel, and the parties shall provide such indemnities to the members of the Panel as they shall reasonably request.

     2.10 Intentionally Left Blank.
          ------------------------

     2.11 Intentionally Left Blank.
          ------------------------

     2.12 Intentionally Left Blank.
          ------------------------

     2.13 Assignment of Rights and Obligations to Buyer Subsidiaries.  For
          ----------------------------------------------------------
purposes of this Agreement, the term "Buyer Subsidiary" shall refer to any direct or indirect subsidiary of Buyer and any constituent partner or participant in Buyer (if Buyer is a partnership, joint venture, consortium or other association or organization) to whom any of Buyer's rights and obligations hereunder are assigned in compliance with the requirements of this Section. Notwithstanding any contrary provisions contained herein, the parties hereto agree that, prior to and after the Closing, Buyer, in its sole discretion, may assign any or all of its rights and obligations arising under this Agreement, any Related Agreement or the Power Purchase Agreement to one or more Buyer Subsidiaries, provided that, unless Seller shall agree to alternative
              --------
arrangements in writing, no such assignment shall relieve Buyer of any obligation or liability (i) for the Purchase Price hereunder or (ii) arising on or after the Closing Date (including under contracts existing at the Closing
Date), and provided further that, unless Seller shall agree to alternative
           -------- -------
arrangements in writing, the following shall apply:

          (a) Buyer will provide Seller with prompt written notice of any such assignment.

          (b) No such assignment shall be effected if the making of the assignment will result in Seller's or Buyer's inability to obtain any consent or authorization reasonably required to consummate the Transactions or to avoid economic detriment to the Seller arising from the consummation of the Transactions.

          (c) Each such Buyer Subsidiary that is an assignee of Buyer shall irrevocably appoint Buyer as an authorized representative and agent authorized to act for, to bind and to receive notices and payments on behalf of the Buyer Subsidiaries in all matters arising from or related to this Agreement and the Transactions.

          (d) Irrespective of any such assignment or the identity of the party or parties executing any Related Agreements:

               (i) Unless subsection (h) applies, Buyer shall remain jointly and severally liable to Seller and to third parties with respect to any Assumed Liabilities transferred to or undertaken by a Buyer Subsidiary, and shall remain jointly and severally liable to Seller with respect to any other covenant, obligation or liability to Seller hereunder or under a Related Agreement or the Power Purchase Agreement that is transferred to, or undertaken by, a Buyer Subsidiary, including without limitation, the payment of all sums due to Seller hereunder or under a Related Agreement or the Power Purchase Agreement, it being understood that all such covenants, obligations and liabilities shall constitute the direct and primary obligation of Buyer to Seller (and to third parties in the case of the Assumed Liabilities); provided that Buyer's aggregate liability for Assumed
                        --------
          Liabilities, other than as set forth in the first proviso to the second sentence of this Section 2.13 with respect to which no limit shall apply, shall be limited to Twenty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($23,333,333); and

               (ii) Without limiting the generality of the foregoing, if and to the extent that the application of any principle of Law or of common law would construe the retention by Buyer of the direct and primary obligation to perform any and all obligations, liabilities or covenants assigned to or assumed or undertaken by a Buyer Subsidiary to be a guaranty by the Buyer of the Buyer Subsidiary's performance, then the Buyer hereby irrevocably, absolutely and unconditionally guarantees to Seller the full, prompt and faithful performance by such Buyer Subsidiary of all covenants and obligations to be performed by such Buyer Subsidiary under this Agreement and any Related Agreement assigned to such Buyer Subsidiary.

          (e) Buyer further hereby agrees that a separate action or actions may be brought and prosecuted against Buyer for any such covenant, obligation or liability assigned to a Buyer Subsidiary, whether action is brought against the pertinent Buyer

     Subsidiary or whether such Buyer Subsidiary is joined in any such action or actions (Buyer hereby waiving any right to require Seller to proceed against a Buyer Subsidiary).

          (f) Buyer hereby authorizes Seller, without notice and without affecting Buyer's liability hereunder, from time to time to (i) renew, compromise, extend, accelerate, or otherwise change the terms of any obligation of a Buyer Subsidiary hereunder or under any Related Agreement with the agreement of such Buyer Subsidiary, (ii) take and hold security for the obligations of any such Buyer Subsidiary and exchange, enforce, waive and release any such security, and (iii) apply such security and direct the order or manner of sale thereof as Seller in its discretion may determine.

          (g)  Buyer hereby further waives:

               (i) Any defense that may arise by reason of the incapacity or lack of authority of any Buyer Subsidiary;

               (ii) Any defense based upon a statute or rule of law which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal;

               (iii) Any duty on the part of Seller to disclose to Buyer any facts that Seller may now or hereafter know about a Buyer Subsidiary;

               (iv) Any right to subrogation, reimbursement, exoneration or contribution or any other rights that would result in Buyer being deemed a creditor of a Buyer Subsidiary under the federal Bankruptcy Code or any other law, in each case arising from the existence or performance of obligations of a Buyer Subsidiary hereunder or under any Related Agreement; and

               (v) Any and all other rights and defenses available to Buyer under the Law of any jurisdiction of a nature similar to those described in Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (A) any and all defenses Buyer may have by reason of any election of remedies by Seller, and (B) any and all rights, defenses and other benefits under judicial decisions applying such statutes.

          (h) At Buyer's election, Seller shall enter into a novation agreement in a mutually acceptable form under which one or more of the Buyer Subsidiaries shall be substituted for Buyer hereunder and shall assume and become liable for all obligations and liabilities of Buyer hereunder and under the Related Agreements; provided that Buyer shall provide Seller
                                   --------
     with a guarantee of the following payments to the extent not otherwise made by a Buyer Subsidiary: (x) the payment of the Purchase Price hereunder,
     (y) the payments as set forth in the first proviso to the second sentence of this Section 2.13; and (z) payments with respect to the Assumed Contracts, other than as set forth in the first proviso to the second sentence of this Section 2.13, subject to the aggregate limitation set forth in paragraph (d)(i) above.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Seller hereby represents and warrants to Buyer, as of the date hereof, as follows, except as set forth in Schedules numbered in relation to the Sections set forth below:

     3.1  Organization and Corporate Power.  Seller is a corporation duly
          --------------------------------
incorporated and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Nevada and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement, the Related Agreements and all other agreements contemplated hereby.

     3.2  Authority and Enforceability.  The execution, delivery and performance
          ----------------------------
of this Agreement, the Related Agreements and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the board of directors of Seller; no other corporate act or proceeding on the part of Seller, its board of directors or its shareholders is necessary to authorize this Agreement, any Related Agreement, any such other agreement or the transactions contemplated hereby and thereby. This Agreement has been, and each of the Related Agreements and the other agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by Seller, and this Agreement constitutes, and each Related Agreement and each such other agreement when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     3.3  No Breach or Conflict.  Subject to the provisions of Sections 3.4(a)
          ---------------------
and 3.4(b) below regarding private party and governmental consents, and except for compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any regulatory or licensing Laws applicable to the businesses and assets represented by the Assets, the execution, delivery and performance by Seller of this Agreement and the Related Agreements do not: (a) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws or similar charter documents (the "Charter Documents") of Seller; (b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Seller or any of its properties, except where such contravention, suspension or revocation will not have a Material Adverse Effect (as defined below) on the Assets and will not affect the validity or enforceability of this Agreement and the Related Agreements or the validity of the Transactions contemplated hereby and thereby; or (c) conflict with or result in a breach of or default (with or without notice or lapse of time or both) under any material agreement or instrument to which Seller is a party or by which it or any of its properties may be affected or bound, the effect of which conflict, breach, or default, either individually or in the aggregate, would be a Material Adverse Effect on the Assets. As used herein, a "Material Adverse Effect": (x) when used with respect to the Assets, means a material adverse effect on the Assets and on the operation thereof, taken as a whole; (y) when used with respect to any portion of the Assets (including, without limitation, the Plant), means a material adverse effect on such portion of the Assets and on the operation thereof, taken as a whole; and
(z) when used with respect to an entity, such as Seller or Buyer, means a material adverse effect on the business, condition (financial or otherwise) and results of operations of such entity taken as a whole (including any subsidiaries of such entity) or on the ability of such entity to consummate the Transactions. Notwithstanding the foregoing, the term "Material Adverse Effect" shall not include: (1) any change affecting the international, national, regional or local electric industry as a whole; (2) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power; (3) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used in connection with the Assets; (4) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems or operations thereof; (5) any order of any court or Governmental Body applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon; or (6) any change or effect resulting from action or inaction by a Governmental Body with respect to an independent system operator or retail access in California, Nevada or Arizona.

     3.4  Approvals.
          ---------

          (a)  Except as set forth in Schedule 3.4(a), the execution, delivery
                                      ---------------
     and performance by Seller of this Agreement and the Related Agreements do not require the authorization, consent or approval of any non-governmental third party of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Assets or the Plant substantially as they have heretofore operated.

          (b)  Except as set forth in Schedule 3.4(b), the execution, delivery
                                      ---------------
     and performance by Seller of this Agreement and the Related Agreements do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Body of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Assets or the Plant, except for compliance with the HSR Act and approvals by the Public Utilities Commission of Nevada ("PUCN") and the Federal Energy Regulatory Commission ("FERC") necessary to consummate the Transactions and to permit Buyer to acquire the Assets and to generate electricity from the Plant for sale.

     3.5  Permits.  Except as set forth in Schedule 3.5, at the date hereof the
          -------                          ------------
Owners or the Operating Agent possess all Licenses necessary for operation of the Plant in the manner presently operated, other than those the absence of which would not have a Material Adverse Effect on the Assets or the Plant. A true and correct copy of each such License has previously been delivered to or made available for inspection by Buyer.

     3.6  Compliance with Law.  Except as set forth in Schedule 3.6, and except
          -------------------                          ------------
for the matters that are the subject of Sections 3.5 and 3.7 and the Schedules, if any, related thereto, to the best of Seller's Knowledge, the Plant is in compliance in all material respects with all pertinent Laws and Licenses related to operation thereof as presently operated, other than violations as would not, individually or in the aggregate, have a Material Adverse Effect on the ownership, use or operation of the Assets or on the ability of Seller to execute and deliver the Agreement and the Related Agreements and consummate the Transactions contemplated hereby and thereby.

     3.7  Hazardous Substances.  To the best of Seller's Knowledge, except as
          --------------------
disclosed by the "Phase I" and "Phase II" environmental site assessments prepared by outside environmental consultants and made available for inspection by Buyer, by the additional testing by Buyer, if any, or as otherwise disclosed on Schedule 3.7:
   ------------

          (a) There has not been a Release of Hazardous Material on or otherwise affecting the Assets (other than Releases involving de minimis quantities of Hazardous Materials) that: (i) constitutes an unremedied material violation of any Environmental Law if the effect of such violation imposes a current remediation obligation on the part of the Owners; (ii) currently imposes any material release-reporting obligations on the Owners under any Environmental Law that have not been or are not being complied with; or (iii) currently imposes any material clean-up or remediation obligations of the Owners under any Environmental Law;

          (b) The Owners, during at least the last three years, have complied, and currently are in compliance, in all material respects, with all Environmental Laws that govern the Assets;

          (c) The Owners have all material Licenses required under the Environmental Laws for operation of the Plant, are in compliance in all material respects with all such Licenses, and during the three-year period preceding the date of the Agreement have not received any notice that: (i) any such existing License will be revoked; or (ii) any pending application for any new such License or renewal of any existing License will be denied;

          (d) The Operating Agent has not received any currently outstanding written notice of any material proceedings, action, or other claim or liability arising under any Environmental Laws (including, without limitation, notice of potentially responsible party status under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)(S)9601 et seq. or any state counterpart) from any Person or Governmental Body regarding the Plant; and

          (e) No portion of the Assets contains or has ever contained any underground storage tank, surface impoundment or similar device used for the management of wastewater, or other waste management unit dedicated to the disposal, treatment, or long-term (greater than 90 days) storage of waste materials.

     3.8  Title to Personal Property.  Seller has good and defensible title, or
          --------------------------
valid and effective leasehold rights in the case of leased property, to all tangible personal property included in the Assets to be sold, conveyed, assigned, transferred and delivered to Buyer or a Buyer Subsidiary by Seller, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever, except for those created or allowed to be suffered by Buyer or such Buyer Subsidiary and except for the following (individually and collectively, the "Permitted Encumbrances"): (i) the lien of current taxes not delinquent, (ii) liens listed on Schedule 3.8, (iii) the
                                                   ------------
Assumed Liabilities, (iv) such consents, authorizations, approvals and licenses referred to in Sections 3.4(a) and 3.4(b), and (v) liens, charges, claims, pledges, security interests, equities and encumbrances arising under the Co-Tenancy Agreement, the Operating Agreement and the Project Agreements referred to therein, or which will be discharged or released either prior to, or substantially simultaneously with, the Closing and other liens and possible minor matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such property.

     3.9  Contracts.  Except for such matters which individually and in the
          ---------
aggregate do not have a Material Adverse Effect on the Assets or as otherwise disclosed on Schedule 3.9, to the best of Seller's Knowledge, (a) there is no
             ------------
liability to any third party by reason of the default by Seller or the Owners, or the Operating Agent acting on their behalf, under any Assumed Contract, (b) the Operating Agent has not received written or other notice that any Person intends to cancel or terminate any Assumed Contract, (c) all of the Assumed Contracts are in full force and effect, and (d) neither the Owners nor the Operating Agent has granted any general power of attorney in respect of the Assets; provided that Seller makes no separate representation or warranty under
        --------
this Section 3.9 respecting compliance with the provisions of any Assumed Contract related to compliance with Laws generally, Hazardous Substances, title to or condition of property, Licenses, environmental conditions, or Environmental Laws, it being the intent of the parties that warranties respecting such matters shall be made exclusively under the provisions of Sections 3.5, 3.6, 3.7 and 3.8. Seller has previously made available for inspection by Buyer true and complete copies of all written Assumed Contracts except where the failure to so deliver a copy thereof will not have a Material Adverse Effect on the Buyer.

     3.10 Litigation.  Except for (a) ordinary routine claims and litigation
          ----------
incidental to the businesses conducted from or through the Assets (including, without limitation, actions for negligence, workers' compensation claims, so-called "slip-and-fall" claims and the like), (b) governmental inspections and reviews customarily made of businesses such as those conducted from or through the Assets, (c) proceedings before regulatory authorities, and (d) matters as set forth on Schedule 3.10, there are no actions, suits, claims or proceedings
             -------------
pending, or to the best of the Knowledge of Seller, threatened against or affecting the Assets or relating to the operation of the Plant, at law or in equity, or before or by any Governmental Body. Except as disclosed on Schedule
                                                                       --------
3.10, there is no condemnation proceeding pending or, to the best of the
----
Knowledge of Seller, threatened against any of the Owned or Leased Real
Property.

     3.11 Plant Data.  Attached hereto as Schedule 3.11, is the following
          ----------                      -------------
selected historical operating or performance data of generating units included in the Assets (the "Operating Data"): (i) the date of the Operating Agent's most recent recorded measurement of the "dependable operating capacity" (as defined in such Schedule) of each such unit for which the Operating Agent has historical records of such measurements and the dependable operating capacity recorded by the Operating Agent at such time in accordance with the procedures and parameters described in such Schedule; (ii) the date of the Operating Agent's most recent "turbine efficiency heat rate test" for each such unit included in the Assets that has a dependable operating capacity of at least 790 megawatts (other than units, if any, indicated in such Schedule, for which the Owners or the Operating Agent do not currently have operating permits) and the outcomes of such tests recorded by the Operating Agent, subject to the procedures, parameters and assumptions that are further described in such Schedule; and (iv) the date of the last major scheduled turbine overhaul recorded for each unit included in the Assets that has a dependable operating capacity of at least 790 megawatts (other than units, if any, indicated in such Schedule, for which the Owners or the Operating Agent do not currently have operating permits) and the steam path audit results indicating the change in turbine efficiency heat rate degradation as a result of the overhaul recorded by the Operating Agent, subject to the procedures, parameters and assumptions that are further described in such Schedule. To the best of the Knowledge of the Seller, the measurements and tests referred to in clauses (i) through (iv) above were all conducted in accordance with practices reasonably likely to result in information that was materially accurate as of the dates on which it was recorded, subject to the accuracy of the measurement devices used and the other assumptions and qualifications contained in such Schedule. Since October 26, 1999, the Plant has been operated only in the usual and ordinary course, except as identified in Schedule 3.11 or
                                                               -------------
in anticipation of the divestiture of the Assets, and there has not been:


          (a) Any material casualty, physical damage, destruction or physical loss respecting, or, to the best of the Knowledge of the Seller, material adverse change in the physical condition of, the Plant, subject to ordinary wear and tear and to routine maintenance;

          (b) Any sale or other disposition other than in the ordinary course of business of any fixed asset included in the Assets that has a net book value in excess of Five Hundred Thousand Dollars ($500,000);

          (c) Any material mortgage, pledge or imposition of lien on any of such Assets, except for such as will be removed as of the Closing or for Permitted Encumbrances; or

          (d) Any material amendment (other than general amendments which the insurance carrier makes for a category of policy) or termination or failure to renew any material insurance covering the Assets.

     3.12 Brokers.  Except as shown on Schedule 3.12, no broker, finder, or
          -------                      -------------
investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Seller. Seller shall be solely responsible for the payment of any such fee or commission to any Person listed on Schedule 3.12
                                                                  -------------
as an exception to the foregoing.

     3.13 Assets Used in the Operation of the Plant.  Except as set forth on
          -----------------------------------------
Schedule 3.13, the Assets include all material assets and properties owned by
-------------
Seller that are necessary (with the Undivided Interest of the other Owners) for the operation of the Plant as currently operated except as follows: (i) Operating Agent's provision of materials and services pursuant to the

Operating Agreement, (ii) any contracts and agreements for services and provision of materials that cover property of Operating Agent that are not being assigned to Buyer and any contracts and agreements that by their own terms expire prior to the Closing, (iii) non-transferable Licenses, (iv) the Excluded Assets, and (v) the Related Facilities.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------


     Buyer hereby represents and warrants to Seller, as of the date hereof, as follows, except as set forth in Schedules numbered in relation to the Sections set forth below:

     4.1  Organization and Corporate Power.  Buyer is a corporation duly
          --------------------------------
incorporated and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Delaware and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

     4.2  Authority and Enforceability. The execution, delivery and performance
          ----------------------------
of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the board of directors of Buyer; no other corporate act or proceeding on the part of Buyer, its board of directors or shareholders is necessary to authorize this Agreement, any such Related Agreement or the transactions contemplated hereby and thereby. This Agreement has been, and each of the Related Agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by Buyer, and this Agreement constitutes, and each such Related Agreement when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     4.3  No Breach or Conflict.  Subject to the provisions of Sections 4.4(a)
          ---------------------
and 4.4(b) below regarding private party and governmental consents, and except for compliance with the requirements of the HSR Act and any regulatory or licensing Laws applicable to the businesses and assets represented by the Assets, the execution, delivery and performance by Buyer and the Buyer Subsidiaries of this Agreement and the Related Agreements do not: (a) conflict with or result in a breach of any of the provisions of the Charter Documents of Buyer or any Buyer Subsidiary; (b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Buyer or any Buyer Subsidiary or any of their material properties; or (c) conflict with or result in a breach of or default under any material agreement or instrument to which Buyer or any Buyer Subsidiary is a party or by which it or they or any of their properties may be affected or bound.

     4.4  Approvals.
          ---------

          (a)  Except as set forth on Schedule 4.4(a), the execution, delivery
                                      ---------------
     and performance by Buyer and any Buyer Subsidiary of this Agreement and the Related Agreements do not require the authorization, consent or approval of any non-governmental third party.

          (b)  Except as set forth on Schedule 4.4(b), the execution, delivery
                                      ---------------
     and performance by Buyer and any Buyer Subsidiary of this Agreement and the Related Agreements do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Body, except for compliance with the HSR Act and approvals by the PUCN and the FERC necessary to consummate the Transactions and to permit Buyer to acquire the Assets and to generate electricity from the Plant for sale.

     4.5  Litigation.  Except as set forth on Schedule 4.5, there are no
          ----------                          ------------
actions, suits, claims or proceedings pending, or to the best of Buyer's Knowledge, threatened against Buyer or any Buyer Subsidiary likely to impair the consummation of the Transactions contemplated by this Agreement or otherwise material to the Transactions or to the Buyer or any Buyer Subsidiary, and Buyer is not aware of facts likely to give rise to such litigation.

     4.6  Brokers.  Except as set forth on Schedule 4.6, no broker, finder, or
          -------                          ------------
investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer. Buyer shall be solely responsible for the payment of any such fee or commission to any Person listed on Schedule 4.6 as an
                                                              ------------
exception to the foregoing.

     4.7  Exculpation.  BUYER AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND
          -----------
WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD ON AN "AS IS," "WHERE IS," BASIS AND IN "WITH ALL FAULTS" CONDITION, AND, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES, OPERATIONS OF THE PLANT, THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS; ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF, INCLUDING OPERATION AS A POWER PLANT, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT; ANY REPRESENTATION OR WARRANTY CONCERNING COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS OR ENVIRONMENTAL LAWS, THE ABSENCE OF HAZARDOUS MATERIALS, OR THE APPLICABILITY OF GOVERNMENTAL REQUIREMENTS; OR ANY REPRESENTATION AND WARRANTY CONCERNING WHETHER THE ASSETS INCLUDE OR WHETHER ALL OF THE UNDIVIDED INTERESTS TOGETHER INCLUDE SUFFICIENT PROPERTY

TO OPERATE THE PLANT. NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER, INCLUDING ANY INVESTMENT BANKER, WILL CAUSE OR CREATE ANY REPRESENTATION OR WARRANTY DISCLAIMED BY THE FOREGOING.

     4.8  Financing. At the Closing, Buyer will have liquid capital or committed
          ---------
sources therefor sufficient to permit it and the pertinent Buyer Subsidiaries, if any, to perform timely its or their obligations hereunder and under the other Transaction Agreements.

     4.9  No Knowledge of Seller's Breach.  Neither Buyer nor any of its
          -------------------------------
Affiliates or representatives has Knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. Buyer shall notify Seller as promptly as practicable if any such information comes to its attention prior to Closing.

     4.10 Qualified for Licenses.  To the best of the Buyer's Knowledge, Buyer
          ----------------------
and any pertinent Buyer Subsidiary are qualified to obtain any Licenses necessary for the operation by Buyer or such Buyer Subsidiary of the Assets as of the Closing in the same manner as the Assets are presently operated by Seller.

     4.11 Buyer Subsidiaries.
          ------------------

          (a) As of the Closing, each Buyer Subsidiary will be a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of organization. Each Buyer Subsidiary will at the Closing have all requisite power and authority to carry on its business as then conducted and to own or lease and operate its properties and assets then owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

          (b) The board of directors, managers or other governing entity of each Buyer Subsidiary and, if required, its shareholders, partners or members will have, by the date of the Closing, duly and effectively authorized (i) the purchase of the Assets to be purchased by such Buyer Subsidiary, and (ii) the execution, delivery and performance of this Agreement and the Related Agreements and all other agreements contemplated hereby and thereby to which such Buyer Subsidiary is a party. No other act or proceeding on the part of any Buyer Subsidiary, its board of directors, managers, or other governing entity or its shareholders, partners or members will be necessary to authorize this Agreement, any Related Agreement or other agreement contemplated hereby and thereby or the Transactions contemplated hereby and thereby.

          (c) This Agreement, the Related Agreements and all other agreements contemplated hereby and thereby to which any Buyer Subsidiary is a party will, as of the Closing, have been duly executed and delivered by each such Buyer Subsidiary, and each such agreement, when executed and delivered will constitute, a valid and binding obligation of such Buyer Subsidiary, enforceable against such Buyer Subsidiary in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

                                   ARTICLE 5
                            COVENANTS OF EACH PARTY
                            -----------------------

     5.1  Efforts to Close.
          ----------------

          (a) Commercially Reasonable Efforts. Subject to the terms and conditions herein provided including, without limitation, Articles 8 and 9 hereof, each of the parties hereto agrees to use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, without limitation, exerting their Commercially Reasonable Efforts to obtain the consents, authorizations and approvals of all private parties and Governmental Bodies whose consent is reasonably necessary to effectuate the Transactions contemplated hereby, and effecting all other necessary registrations and filings, including, without limitation, giving all notices and providing all information required to be provided in connection with the Mohave Co-Tenancy Agreement Condition, filings under Laws relating to the transfer, reissuance or otherwise obtaining of necessary Licenses, under the HSR Act and all other necessary filings with the PUCN, FERC (including applications to transfer the Switchyard Assets to the extent contemplated herein, requesting Exempt Wholesale Generator status for Buyer or the pertinent Buyer Subsidiary and an application under
     Section 205 of the Federal Power Act to sell electric generating capacity and energy, including, without limitation, ancillary services, at wholesale at market based rates), and any other Governmental Bodies. Seller shall cooperate with Buyer's efforts to obtain the requisite Licenses and regulatory consents, provided Seller shall not be obligated to incur any
                          --------
     liabilities or assume any obligations in connection therewith. Other than Buyer's and Seller's obligations under Section 5.3, neither party shall have any liability to the other if, after using its Commercially Reasonable Efforts, it is unable to obtain any consents, authorizations or approvals necessary for such party to consummate the Transactions.

          (b)  Control Over Proceedings.  All analyses, appearances,
               ------------------------
     presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party before any regulatory authority in connection with the approval of the Transactions shall be subject to the joint approval or disapproval in advance and the joint control of Buyer and Seller, acting with the advice of their respective counsel, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analysis, appearance, presentation, memorandum, brief, argument, opinion and proposal; provided that in the event of a disagreement
                           --------
     concerning any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal, other than those before the state or local public utilities commission (not including the PUCN) or other local Governmental

     Body with general regulatory authority over Buyer, the determinations of the Seller shall be controlling, except that the determinations of Buyer shall be controlling with respect to any application of Buyer to FERC for authority to sell electric generating capacity and energy at market-based rates and any filing of Buyer to the extent related to market power in connection with an application to FERC under Section 203 of the Federal Power Act or in connection with a filing at the PUCN; and provided further
                                                               -------- -------
     that nothing will prevent a party from responding to a subpoena or other legal process as required by law or submitting factual information in response to a request therefor, and provided further that the Seller, but
                                         -------- -------
     not the Buyer without the advance approval of the Seller, may engage in private meetings or in camera proceedings with members and/or representatives of the PUCN if it notifies Buyer of same. Each party will provide the other with copies of all written communications from Governmental Bodies relating to the approval or disapproval of the transactions contemplated by the Agreement and the Related Agreements. In any application to FERC for Exempt Wholesale Generator ("EWG") status, Buyer shall not request approval to charge or receive a fee or profit from any fee paid with respect to the Switchyard Assets if the exclusion of such request is necessary for Buyer or the pertinent Buyer Subsidiary to obtain EWG status.

     5.2  Post-Closing Cooperation.  After the Closing, upon prior reasonable
          ------------------------
written request, each party shall cooperate with the other, at the requesting party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any party for the wages or other benefits paid to its officers, directors or employees), in furnishing records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving either of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of Seller, the Owners or the Operating Agent on behalf of the Owners which were in effect or occurred on or prior to Closing and which relate to the Assets, including, without limitation, arranging discussions with (and the calling as witness of) officers, directors, employees, agents, and representatives of Buyer; provided, however, under no circumstances shall such
                          --------
cooperation require the disclosure of the other bids received for any interest in the Plant by Seller to any Person, including to any regulatory agency or to the Buyer.

     5.3  Expenses.  Whether or not the Transactions contemplated hereby are
          --------
consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing:

          (a) Costs associated with preliminary title reports and title policies shall be borne by Seller up to the costs that would have been incurred had the title policies been standard coverage policies of title insurance, and the remaining costs, if any, including costs for extended coverage and any endorsements shall be borne by Buyer (except that any survey costs shall be borne by Seller);

          (b) All costs of the "Phase I" and "Phase II" environmental site assessments provided by Seller to Buyer shall be borne by Seller;

          (c) All escrow charges, appraisal fees, and charges of any neutral mediator appointed pursuant to Section 2.9 hereof, and related costs, shall be borne one-half by Buyer and one-half by Seller (it being agreed that each party shall bear the costs of its own designated mediator under
     Section 2.9);

          (d) Documentary transfer taxes, if any, will be borne by Seller, and recording costs and charges respecting real property will be borne one-half by Buyer and one-half by Seller;

          (e) All fees and charges of Governmental Bodies shall be borne by the party incurring the fee or charge, except that all fees and charges of Governmental Bodies in connection with the transfer, issuance or authorization of any License shall be borne by Buyer;

          (f) All liabilities or obligations for Taxes in the nature of sales taxes incurred as a result of the sale of the Assets hereunder to Buyer shall be borne one-half by Seller and one-half by Buyer; and

          (g) All fees, charges and costs of economists and other experts, if any, jointly retained by Buyer and Seller in connection with submissions made to any Governmental Body and advice in connection therewith respecting approval of the Transactions will be borne one-half by Buyer and one-half by Seller.

All such charges and expenses shall be promptly settled between the parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

     5.4  Announcements; Confidentiality.  Subject to Section 5.1, prior to the
          ------------------------------
Closing Date, no press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement shall be issued or made by Buyer or Seller without the joint approval of Buyer and Seller; provided that a press release or other public
                              --------
announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section if it is made in order to comply with applicable Laws or stock exchange policies and in the reasonable judgment of the party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Laws or policies, provided that in all
                                                            --------
instances prompt notice from one party to the other shall be given with respect to any such release, announcement, statement or comment. Each party shall keep all information (i) obtained from the other either before or after the date of this Agreement, or (ii) related to Buyer's proposed purchase of the Assets, Seller's proposed sale of the Assets, the contents of this Agreement or the negotiation of this Agreement confidential, and neither party shall reveal such information to, nor produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders and prospective financing sources) without the prior written consent of the other party, unless such party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law or disclosure is reasonably necessary to obtain a License or a consent. If the Transactions contemplated by this Agreement should fail to close for any reason, each party shall return to the other as soon as practicable all originals and copies of written or recorded information provided to such party by or on behalf of the other party and none of such information shall be used by such party, or its employees, agents or representatives, in the business operations of any Person. Notwithstanding the foregoing, (i) each party's obligations under this Section shall not apply to any information or document which is or becomes the subject of a subpoena or other legal process or otherwise is or becomes available to the public other than as a result of a disclosure by the other party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the party on a non-confidential basis from a source other than the other party or its officers, directors, employees, representatives or agents, and (ii) except as may be required by Law, the parties shall seek appropriate protective orders or confidential treatment for the schedules to this Agreement in connection with any filing with or disclosure to any Governmental Body. The parties' obligations under this Section shall survive the termination of this Agreement. Nothing in this Section shall, or is intended to, impair or modify any of the rights or obligations of Buyer or its Affiliates under the confidentiality agreement dated as of November 17, 1999 entered into in connection with the Auction, all of which remain in effect until termination of such agreement in accordance with its terms.

     5.5  Litigation Conduct and Settlement.  Attached hereto as Schedule 5.5 is
          ---------------------------------                      ------------
the consent decree (the "Consent Decree") setting forth the terms of a settlement in principle of the pending litigation entitled Grand Canyon Trust, Inc., et al. v. Southern California Edison Company, et al., U.S.D.C. District of Nevada, Case No. CV-S-98-0035-LDG(RJJ) (the "Pending Air Quality Lawsuit") and concerning other matters related to the Plant. Buyer hereby acknowledges that Seller has executed the Consent Decree and that the Consent Decree has been approved by the court having jurisdiction over such action. Buyer hereby authorizes Seller to execute any other documents or agreements necessary or useful to effectuate the Consent Decree, whether before or after the Closing. Buyer hereby agrees (i) to assume all liabilities of Seller under the Consent Decree, (ii) to execute any documents necessary or useful to assuming such liabilities, and (iii) that all liabilities of Seller under the Consent Decree which require Remediation Measures after the Closing shall be Assumed Liabilities hereunder.

                                   ARTICLE 6
                        ADDITIONAL COVENANTS OF SELLER
                        ------------------------------

     Seller hereby additionally covenants, promises and agrees as follows:

     6.1  Access.  Subject to the restrictions set forth in Section 5.4
          ------
respecting confidentiality and provided that Buyer has complied with each and
                               --------
every provision thereof, Seller shall afford Buyer, and the counsel, accountants and other representatives of Buyer, reasonable access, throughout the period from the date hereof to the Closing Date, to the Assets and the managerial personnel associated therewith and all the properties, books, contracts, commitments, and records included in the Assets which Seller has or to which it has access in order to facilitate transition planning. Such access shall be afforded to Buyer after no less than

24 hours' prior written notice, during normal business hours and only in such manner so as not to disturb or interfere with the normal operations of the Assets. Seller's covenants under this Section are made with the understanding that Buyer shall use all such information in compliance with all Laws. The foregoing notwithstanding, Buyer acknowledges and agrees that Buyer's access to such books and records shall not include access to, and Seller shall not have any obligation to deliver to Buyer, (a) any information concerning any alleged dispute or any pending litigation, investigation or proceeding involving Seller or its Affiliates that is protected by or subject to the attorney-client privilege, or the disclosure of which is restricted by an agreement entered into in connection with such dispute, litigation, investigation or proceeding or an order entered by any court, provided that with
                                                              --------
respect to Assumed Liabilities only, if Buyer has delivered to Seller an opinion of Buyer's regular outside counsel stating that the delivery of such information to Buyer would not result in a waiver of, or otherwise affect, the attorney-client privilege protecting such information, Seller shall deliver such information (redacted with respect to any portion of such information that does not pertain to any Assumed Liability) to Buyer, (b) information which would not be available or to which access would not be provided to all Owners upon request, or (c) information subject to confidentiality or nondisclosure agreements that would be violated by Buyer's access. With respect to information described in clauses (a), (b) or (c) of the preceding sentence, Buyer and Seller shall reasonably cooperate with one another in respect of alternative arrangements, to the extent feasible, to provide Buyer with relevant information without adversely affecting Seller or breaching third party agreements.

     6.2  Updating.  Seller shall notify Buyer of any changes or additions to
          --------
any of Seller's Schedules to this Agreement with respect to the Assets or Assumed Liabilities related thereto by the delivery of updates thereof, if any, as of a reasonably current date prior to the Closing not later than three (3) Business Days prior to the Closing. No such updates made pursuant to this Section shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless Buyer specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall notify Buyer reasonably promptly of the occurrence of any material casualty, physical damage, destruction or physical loss respecting, or, to the best of the Knowledge of the Seller, material adverse change in the physical condition of, the Plant, subject to ordinary wear and tear and to routine maintenance.

     6.3  Conduct Pending Closing.  Prior to consummation of the Transactions
          -----------------------
contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions taken by the Operating Agent solely in its capacity as Operating Agent and not upon the express authorization or discretion of the Owners, or taken pursuant to Assumed Contracts, or which are required by law or arise from or are related to the anticipated transfer of the Assets or the general restructuring of the electric utility industry, or as otherwise contemplated by this Agreement or disclosed in
Schedule 6.3 or another Schedule to this Agreement, Seller shall, in its
------------
capacity as an Owner, endeavor to cause the Owners to:

          (a) Operate and maintain the Assets only in the usual and ordinary course, materially consistent with practices followed prior to the execution of this Agreement;

          (b) Except as approved by Buyer in its reasonable judgment, not approve, as an Owner, the settlement of any litigation that constitutes an Assumed Liability, other than on terms substantially conforming to the terms set forth in Schedule 6.3(b), or, except as required by their terms,
                        ---------------
     agree, as an Owner, to amend, terminate, renew, or renegotiate any existing material Assumed Contract or enter into any new Assumed Contract, except in the ordinary course of business and consistent with practices of the recent past, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of their obligations under any such contracts, it being understood that (i) in connection with any vote of the Owners with respect to any such action proscribed by this Section 6.3(b), Seller agrees to endeavor, where practicable, to consult with Buyer prior to any meeting where matters which may be the subject of a vote are anticipated to be discussed and to vote in accordance with the written instructions, if any, delivered by Buyer to Seller prior to the vote, and, in the event that Seller does not vote in accordance with such instructions, Seller shall provide notice to Buyer of its vote within five (5) Business Days of such vote, and, Buyer may elect, by written notice delivered to Seller within ten (10) Business Days of such vote, to terminate this Agreement and if Buyer so elects, Seller shall pay to Buyer the breakup fee set forth in Section 11.4, and (ii) nothing contained in this Section 6.3(b) shall limit or restrict SCE's ability to carry out its duties and obligations to the other Owners, as Operating Agent;

          (c) Not: (i) sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any assets or properties which would be included in the Assets, other than sales in the ordinary course of business which would not individually, or in the aggregate, have a Material Adverse Effect upon the operations or value of the Plant; (ii) incur, assume, guaranty, or otherwise become liable in respect of any indebtedness for money borrowed which would result in Buyer assuming such liability hereunder after the Closing; (iii) delay the payment and discharge of any liability which, upon Closing, would be an Assumed Liability, because of the Transactions contemplated hereby; or (iv) encumber or voluntarily subject to any lien any Asset (except for Permitted Encumbrances);

          (d) Maintain in force and effect the material property and liability insurance policies related to the Plant and the Assets;

          (e) Not take any action which would cause any of Seller's representations and warranties set forth in Article 3 to be materially false as of the Closing;

          (f)  Not make Capital Expenditures, other than those contemplated on
     Schedule 2.6(c)(i), which would, pursuant to the provisions of Section
     ------------------
     2.6(c), result in an upward adjustment of the Purchase Price pursuant to
     Section 2.6(c)(i) in excess of $2,000,000 in the aggregate, except for purchases under agreements in existence as of the date hereof that would constitute Assumed Liabilities as of such date, Capital Expenditures set forth on Schedule 2.6(c)(i), Capital Expenditures otherwise approved in
              ------------------
     writing by Buyer or Capital Expenditures for which Seller does not adjust the Purchase Price pursuant to Section 2.6(c)(i);

          (g) Negotiate in good faith with the other Owners and, subject to the other Owners' execution and delivery thereof, execute and deliver the Eldorado Transmission Agreements in substantially the form in which such agreements exist on the date hereof.

Provided that nothing in this Section shall (i) obligate Seller to make
--------
expenditures other than in the ordinary course of business and consistent with practices of the recent past or to otherwise suffer any economic detriment, (ii) preclude Seller from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, (iii) preclude Seller from incurring any liabilities or obligations to any third party in connection with obtaining such party's consent to any transaction contemplated by this Agreement or the Related Agreements provided such liabilities and obligations under this clause (iii) shall be
--------
Excluded Liabilities pursuant to Section 2.4(g) hereof if not approved in advance by Buyer (which approval shall not be unreasonably withheld or delayed), or (iv) preclude Seller from instituting or completing any program designed to promote compliance or comply with Environmental Laws, other Laws or other good business practices respecting the Plants or the Assets. Buyer's election to terminate this Agreement and to receive payment of the breakup fee set forth in
Section 11.4 shall be Buyer's sole and exclusive remedy against Seller with respect to any breach by Seller of this Section 6.3(b).

     6.4  Environmental Matters.
          ---------------------

          (a)  Remediation of Existing Soils Contamination.  Seller (or those
               -------------------------------------------
     acting on its behalf) shall remain responsible for its share, as an Owner, of the cost and performance of Remediation Measures solely to the extent that such Remediation Measures are required under Environmental Law by any Governmental Body and are part of the Excluded Liabilities. Buyer and Seller shall reasonably cooperate in connection with any such Remediation Measures that involve both Assumed Liabilities and Excluded Liabilities.
     In addition, Seller may, together with the other Owners, undertake such Remediation Measures prior to the Closing as it and they reasonably determine are required under Environmental Law or which it and they otherwise reasonably believe are appropriate, but shall not be obligated to do so under the terms hereof (except to the extent set forth in Section 6.3). To the extent that any Remediation Measures are undertaken by or on behalf of Seller pursuant to the first sentence of this paragraph, such Remediation Measures will be done in accordance with Schedule 6.4(a).
                                                          ---------------

          (b)  Seller's Environmental Site Assessments.  Seller shall exercise
               ---------------------------------------
     its best efforts (without increased out-of-pocket costs to Seller) to cause the consultants which issued the environmental site assessments referenced in Section 3.7 to permit Buyer and any lender providing project financing to Buyer with respect to, and secured by, the Plant to rely on such reports to the full extent (but no further) that Seller may rely on such reports.

          (c)  Additional Buyer's Due Diligence.  During the period from the
               --------------------------------
     date hereof to the Closing Date, Seller shall, subject to the conditions of this paragraph (c), permit the Buyer, if it is required as a condition of its financing commitment, to enter upon any and all of the real property included in the Assets for the purposes of inspecting same, making tests, taking samples and soil borings, and/or conducting groundwater studies and such other investigations as are agreed upon between Buyer and Seller. All such activity and testing shall be at the Buyer's sole cost, and Buyer shall deliver to Seller promptly after it is prepared by or on behalf of Buyer, and in any event promptly upon Buyer's receipt, all drafts of any written report prepared by Buyer or its representatives or consultants regarding such activities and all reports of tests taken. Buyer agrees that such testing shall not under any circumstances delay the Closing. Notwithstanding the foregoing, Buyer's right to conduct such activities shall be subject to the following:

               (i) Buyer shall retain a reputable environmental consulting firm for the purposes of conducting any such investigation, which firm shall be subject to Seller's prior written approval, which will not be unreasonably withheld or delayed;

               (ii) The activities of the Buyer and its representatives and consultants under this paragraph (c) shall not interfere with normal operation of the Plant;

               (iii) Buyer shall give Seller a sufficient opportunity to review the scope of the proposed activities at the Plant prior to the first such entry at the Plant;

               (iv) Buyer shall notify Seller at least two (2) Business Days prior to each entry of the Plant to conduct such activities at the Plant;

               (v) All activities undertaken in connection with such investigation shall fully comply with applicable Law, including Laws relating to worker safety and to proper disposal of samples taken and any soil or water generated in the process of taking the samples;

               (vi) Seller shall be permitted to have one or more of its representatives present during all such investigations, and may take split samples, and copy the results of onsite testing and visual inspections, and shall have complete access to all samples taken, test results, and boring records;

               (vii) In the event the Transactions are not consummated for any reason, Buyer shall, at its own cost, cause the property to be restored to substantially its condition prior to such investigative activities;

               (viii) Buyer shall take all actions and implement all protections necessary to ensure that actions taken under this paragraph (c), and equipment, materials and substances generated, used or brought onto the site of a Plant, pose no threat to the safety or health of individuals or the environment and cause no damage to the property of Seller or any other Person;

               (ix) Buyer shall be responsible for, and shall indemnify Seller against, any property damage or personal injury incurred by Seller or any other Person as a result of Buyer's activities under this paragraph (c); and

               (x) Any written or recorded materials or information generated as part of or in connection with such activities of Buyer shall be deemed to be confidential information of the Seller for purposes of
          Section 5.4.

                                   ARTICLE 7
                         ADDITIONAL COVENANTS OF BUYER
                         -----------------------------

     7.1  Waiver of Bulk Sales Law Compliance.  Subject to the indemnification
          -----------------------------------
provisions of Section 12.3(a)(iii) hereof, Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar laws applicable to bulk sales and transfers.

     7.2  Resale Certificate.  Buyer agrees, and will cause each Buyer
          ------------------
Subsidiary, to furnish to Seller any resale certificate or certificates or other similar documents reasonably requested by Seller to comply with pertinent sales and use tax laws.

     7.3  Conduct Pending Closing.  Prior to consummation of the Transactions
          -----------------------
contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Seller shall otherwise consent in writing, Buyer shall not take any action which would cause any of Buyer's representations and warranties set forth in Article 4 to be materially false as of the Closing.

     7.4  Securities Offerings.  Buyer hereby agrees to indemnify and hold
          --------------------
harmless Seller and each of its Affiliates, in accordance with the provisions of
Section 12.4(a)(ii), against any and all Losses, as incurred, arising out of the offer or sale by Buyer or any Buyer Subsidiary of securities, except to the extent that such Loss arises from any untrue statement or alleged untrue statement of a material fact contained in any such securities offering materials or prospectus used by Buyer or any Buyer Subsidiary or its or their representatives, or from the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue or alleged untrue statement or omission or alleged omission is made in reliance upon and in conformity with written information furnished to Buyer by Seller under a cover letter from Seller's counsel stating that such information is expressly for use in such offering materials or prospectus.

     7.5  Release.  Except for the Excluded Liabilities and to the extent of
          -------
Seller's obligations hereunder or under any Related Agreement, including without limitation its obligations under Article 12 (including without limitation Seller's obligations under Article 12 as a result of the breach of any provision hereof, including those of Article 3), Buyer on behalf of itself and each Buyer Subsidiary, and each successor or assign thereof, hereby waives its right to recover from Seller or from any Affiliate of Seller or any Person acting on behalf of Seller or any such Affiliate, and forever releases and discharges Seller, and any such Affiliate and any such other Person, from any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs, or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the ownership, possession, use or operation of the

Assets prior to or after the Closing, including, but not limited to, the application of Environmental Law thereto. In this regard, Buyer on behalf of itself and each Buyer Subsidiary, and each successor or assign thereof, expressly waives any and all rights and benefits that it now has, or in the future may have conferred upon it by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. Buyer on behalf of itself and each Buyer Subsidiary, and each successor or assign thereof, hereby further acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to claims, losses and liabilities that are presently unknown, unanticipated and unsuspected, that the release contained herein has been negotiated and agreed upon in light of such awareness, and that it nevertheless hereby intends to be bound to the release set forth above.

     7.6  Additional Covenants of the Buyer.  Notwithstanding any other
          ---------------------------------
provision hereof, Buyer covenants and agrees that, after the Closing Date, Buyer will (i) provide written notice to the Seller sixty (60) days in advance of making any modifications to the Assets or taking any action which would result in a loss of the exclusion of interest on the pollution control bonds (including any refunding bonds) issued or to be issued on behalf of Seller in connection with the Plant from gross income for federal income tax purposes under Section 103 of the Code, and (ii) take any actions reasonably requested by Seller for the purpose of maintaining such exclusion (including, without limitation, inserting notification requirements in operating manuals and posting notices within the Plant). Buyer further covenants and agrees that, in the event that Buyer transfers any of the Assets, Buyer shall obtain from its transferee a covenant and agreement that is analogous to Buyer's covenant and agreement pursuant to the immediately preceding sentence, as well as a covenant and agreement that is analogous to that of this sentence. This covenant shall survive Closing and shall continue in effect so long as the pollution control bonds or any refunding bonds remain outstanding.

                                   ARTICLE 8
                         BUYER'S CONDITIONS TO CLOSING
                         -----------------------------

     The obligations of Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, unless Buyer waives in writing such fulfillment:

     8.1  Performance of Agreement.  Seller shall have performed in all material
          ------------------------
respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

     8.2  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Seller set forth in Article 3 of this Agreement shall be true in all material respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing (as updated by the revising of Schedules contemplated by Section 6.2) as if made as of such time, provided
                                                                      --------
that
any such update shall not have disclosed any material adverse change in the physical condition, ownership, or transferability of the Assets.

     8.3  Officers' Certificate.  Buyer shall have received from Seller an
          ---------------------
officers' certificate, executed on Seller's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that the conditions in Sections 8.1 and 8.2 above have been met.

     8.4  Approvals.
          ---------

          (a) The waiting period under the HSR Act shall have expired or been terminated, and, subject to the provisions of Section 2.8, there shall have been obtained all approvals, consents, authorizations and waivers from Governmental Bodies and all approvals, consents, authorizations and waivers from other third parties, including without limitation the expiration without exercise of any right of first refusal or the waiver by such parties having such right of first refusal and the expiration of any applicable notification period or the waiver by such parties entitled to such notification period, all as set forth in Section 12 of the Co-Tenancy Agreement (the "Mohave Co-Tenancy Agreement Condition") (collectively "Approvals"), required for Buyer to acquire the Undivided Interests and the Assets and for the Plant to be operated thereafter materially in accordance with the manner in which it was operated prior to the Closing. In the event that any such Approval requires any modification to this Agreement or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon Buyer's ownership of the Assets, then Buyer shall have approved such modifications, conditions and restrictions to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and the Related Agreements and that are not in effect on the date hereof, and would, individually or in the aggregate, result in a Material Adverse Effect upon the Buyer, its ownership of the Assets or the operation of the Plant after the Closing, it being agreed that the Buyer shall be deemed to have approved of any such modifications, conditions or restrictions that are not disapproved by Buyer in a written notice to Seller given no later than five (5) Business Days following either the public announcement of the decision of the Governmental Body involved or Buyer's actual Knowledge (or Seller's notice to Buyer) of any such modification, condition or restriction arising from the Approval of a Person that is not a Governmental Body.

          (b) The Parties acknowledge that FERC's approval of EWG status for Buyer or any Buyer Subsidiary in respect of the Assets is not a condition to the Closing. Notwithstanding the foregoing and without limiting the provisions of Section 5.1, in the event that (x) the Switchyard Assets have not become Excluded Assets under Section 2.2(b) and (y) FERC has denied or withheld approval of Buyer's (or the Buyer Subsidiary's) application requesting EWG status with respect to all the Assets solely because the Switchyard Assets are to be included in the Assets, then Buyer may, by written notice to Seller given prior to the date on which the Closing would have occurred, delay the Closing for a period of up to ninety (90) days. During this period, Buyer may elect, subject to Seller's approval, such approval not to be unreasonably withheld or delayed, one or more alternate structures that comply with the provisions of the Operating

     Agreement, the Co-Tenancy Agreement and California Assembly Bill 1890 for the purchase of the Assets and/or modifications to the provisions of this Agreement and the Transactions as will provide the Parties with the economic benefits intended to be realized by each of them under this Agreement, taking into account all costs involved in such modifications, so as to allow Buyer or Buyer Subsidiary to obtain EWG status with respect to all the Assets in order to preserve Buyer's or Buyer Subsidiary's non-electric utility company status under the Public Utility Holding Company Act of 1935 and avoid adversely affecting the qualifying facility status of facilities owned by any of Buyer's affiliates under the Public Utility Regulatory Policies Act of 1978 ("PURPA") as a consequence of the ownership test set forth in 18 C.F.R. (S)292.206(b) (1999) of the regulations implementing PURPA, it being recognized that such non-utility status is important to Buyer. Such alternate structures and/or modifications may include, without limitation, (i) treating the Switchyard Assets as Excluded Assets even if the draft Eldorado Transmission Agreements through the date hereof have not been executed and the transactions contemplated thereby consummated, it being understood that the Buyer and the pertinent Buyer Subsidiary would be required to provide such services to Seller as owner of the Switchyard Assets as are contemplated by such drafts of the Eldorado Transmission Agreements; (ii) Buyer and Seller entering into long-term power purchase arrangements on terms providing Buyer and Seller with the same economic benefits (taking into account all costs involved) as a purchase and sale of the Assets without the Switchyard Assets; (iii) Buyer or Buyer Subsidiary licensing or leasing the Switchyard Assets to Seller for Seller to operate, manage and receive the economic benefits therefrom;
     (iv) placing ownership of the Assets or the Switchyard Assets in a financial intermediary; and (v) other arrangements. The Parties shall use good faith and Commercially Reasonable Efforts to negotiate all terms of such alternate structure and/or modifications that comply with the provisions of the Operating Agreement, the Co-Tenancy Agreement and California Assembly Bill 1890, and Seller shall not unreasonably withhold or delay agreement to any structure and/or modifications proposed by Buyer or Buyer Subsidiary. If the Parties agree upon such alternate structure and/or modifications, then the Closing shall be delayed further for up to an additional 180 days to the extent necessary to obtain any regulatory approvals needed for such modifications, if any; the Parties agree to cooperate and use Commercially Reasonable Efforts to obtain such approvals, it being understood that Buyer or Buyer Subsidiary shall have control over all filings for such regulatory approvals, other than filings with the PUCN. If no such alternate structure and/or modifications are entered into, or if the required regulatory approvals are not obtained, then thirty (30) days after the failure (A) to agree on an alternate structure and/or modifications or (B) to obtain any required regulatory approval, the Closing shall proceed in accordance with the original terms hereof without modification.

     8.5  No Restraint.  There shall be no:
          ------------

          (a) Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Body of competent jurisdiction over the parties which directs that the Transactions contemplated hereby shall not be consummated as herein provided or compels or would compel Buyer to dispose of or discontinue, or materially restrict the operations of, the Plant or any significant portion of the Assets as a result of the consummation of the Transactions contemplated hereby;

          (b) Suit, action or other proceeding by any Governmental Body of competent jurisdiction over the parties pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions or seeks to compel, or such complainant's actions would compel, Buyer to dispose of or discontinue, or materially restrict the operations of, the Plant or any significant portion of the Assets as a result of the consummation of the Transactions contemplated hereby; or

          (c) Action taken, or law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Body of competent jurisdiction over the parties which would render the purchase and sale of the Assets illegal or which would threaten the imposition of any penalty or material economic detriment upon Buyer if such purchase and sale were consummated;

Provided that the parties will use their reasonable efforts to litigate against,
--------
and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, law or penalty.

     8.6  Title Insurance.  Title to Assets comprised of interests in real
          ---------------
property shall have been evidenced by the willingness of First American Title Insurance Company (or an Affiliate thereof) (the "Title Insurer") to issue at regular rates ALTA owner's, or lessee's, as the case may be, extended coverage policies of title insurance (1990 Form B) (the "Title Policies"), with the general survey and creditors' rights exceptions removed, in amounts equal to the respective portions of the Purchase Price allocated to such interests, showing title to such interests in such real property vested in Buyer or the pertinent Buyer Subsidiary subject to transfer of such interest to Buyer or the pertinent Buyer Subsidiary. Such Title Policies shall show title vested in Buyer or the pertinent Buyer Subsidiary subject to:

          (a) A lien or liens to secure payment of real estate taxes not delinquent;

          (b)  Exceptions, other than those listed on Schedule 8.6(b), disclosed
                                                      ---------------
     by the current standard ALTA Preliminary Title Reports, delivered to and approved (except as shown on Schedule 8.6(b)) by Buyer prior to the date
                                  ---------------
     hereof (as indicated by Buyer's signature of approval appended thereto);

          (c)  Matters created by, or with the consent of, Buyer; and

          (d) Other possible minor matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such real property, including such minor matters as may be disclosed by surveys taken after the date hereof.

The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer's delivery at the Closing of written commitments or binders, dated as of the Closing (but insuring title as of the date title conveyance documents are recorded), to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question. If the Title Insurer is unwilling to issue any such Title Policy, it shall be required to provide Buyer and Seller, in writing, notice setting forth the reason(s) for such unwillingness as soon as practicable. Seller shall have the right to seek to cure any defect which is the reason for such unwillingness, and to extend the Closing and the Termination Date, if necessary, for a period of up to ten (10) Business Days to provide to Seller the opportunity to cure. In the event that, despite Seller's efforts to cure, the Title Insurer remains unwilling to issue any such Title Policy on the Closing Date (as may be extended as provided herein), then, at the election of Buyer, and without affecting the other conditions of the parties to consummation of the Transactions, such real property interests not covered by such a Title Policy shall not be included in the Assets and shall be deemed to be Excluded Assets, and liabilities associated therewith that would otherwise be Assumed Liabilities shall be deemed to be Excluded Liabilities; and Buyer and Seller shall negotiate in good faith prior to the Closing Date an adjustment in the Purchase Price based on the Allocation Schedule. If the parties cannot agree upon such adjustment, then the disagreement shall be resolved in accordance with
Section 2.9. Notwithstanding the foregoing, Buyer or the pertinent Buyer Subsidiary may accept such title to any such property interests as the Seller may be able to convey, and such title insurance with respect to the same as the Title Insurer is willing to issue, in which case such interests shall be conveyed as part of the Assets without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Seller.

     8.7  Related Agreements.  Seller shall have executed and delivered, as of
          ------------------
the Closing, the PPC and each of the other Related Agreements, if any, to be executed by Seller, and all required approvals and conditions relating to the PPC shall have been obtained or satisfied.

     8.8  Casualty; Condemnation.
          ----------------------

          (a)  Casualty.  If any part of the Assets is damaged or destroyed
               --------
     (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing, and the fair market value of such damage or destruction or the cost of repair of the Assets that were damaged, lost or destroyed is less than ten percent (10%) of the aggregate Purchase Price, Seller shall, at its option, either (i) reduce the Purchase Price by the lesser of the fair market value of the Assets damaged or destroyed (such value to be determined as of the date immediately prior to such damage or destruction), or the estimated cost to repair or restore the same (any disagreement with respect thereto being resolved in accordance with Section 2.9), (ii) upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to Buyer, provided that the proceeds are
                                                --------
     obtainable without delay and are sufficient to fully restore the damaged Assets, or (iii) bear the costs of repairing or restoring such damaged or destroyed Assets to substantially the same condition such assets were in before the casualty and, at Seller's election, delay the Closing and the Termination Date for a reasonable time necessary to accomplish the same.
     If any part of the Assets is damaged or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to the Closing and the lesser of the fair market value of such Assets or the cost of repair is equal to or greater than ten percent (10%) of the aggregate Purchase Price, then Buyer may elect to: (x) require Seller upon the Closing to transfer the proceeds (or the right to the proceeds) of applicable insurance to Buyer, (y) terminate this Agreement with respect to the damaged or destroyed Assets only, with a reduction in the Purchase Price determined in accordance with Section 2.9, or (z) if the damage or destruction would practically preclude or materially increase the cost of the operation of the balance of the Plant following the Closing, terminate this Agreement.

          (b)  Condemnation.  From the date hereof until the Closing, in the
               ------------
     event that any material portion of the Plant becomes subject to or is threatened with any condemnation or eminent domain proceedings, then Buyer, at its option, may, (i) elect to proceed with the Closing as to all the Assets and receive, either from Seller, if it has already received from the condemnor, or the condemnor, the just compensation awarded for the condemnation, (ii) if such condemnation, if successful, would not practically preclude or materially increase the cost of the operation of the balance of the Plant for the purposes and to the extent for which the Plant as a whole was intended, elect to terminate this Agreement with respect only to that part which is condemned or threatened to be condemned with a reduction in the Purchase Price determined as provided in Section 8.8(a) above, or (iii) if such condemnation, if successful, would practically preclude or materially increase the cost of the operation of the balance of the Plant for the purposes for which it is intended, elect to terminate this Agreement.

     8.9  Opinion of Counsel.  Buyer shall have received, on and as of the
          ------------------
Closing Date, the opinion of either inside or outside counsel to Seller substantially as to the matters contained in Schedule 8.9, subject to the
                                             ------------
conditions and limitations therein and to other customary conditions and limitations.

     8.10 Receipt of Other Documents.  Buyer shall have received the following:
          --------------------------

          (a) Certified copies of the resolutions of Seller's board of directors respecting this Agreement, the Related Agreements and the Transactions;

          (b) Certified copies of Seller's Charter Documents, together with a certificate of the corporate secretary of Seller that none of such documents have been amended;

          (c) One or more certificates as to the incumbency of each officer of Seller who has signed the Agreement, any Related Agreement or any certificate, document or instrument delivered pursuant to the Agreement or any Related Agreement;

          (d) A good standing certificate for Seller from the Secretary of State of the state of its incorporation, dated as of a date not earlier than fifteen (15) Business Days prior to the Closing Date;

          (e) Copies of all current Licenses relevant to operation of the Plant and all third party and governmental consents, permits and authorizations that Seller has received in connection with the Agreement, the Related Agreements and the Transactions to occur at the Closing; and

          (f)  Certificates of non-foreign status in the form required by
     Section 1445 of the Internal Revenue Code duly executed by Seller.

     8.11 Limitation on Adjustments.  There shall not have been adjustments to
          -------------------------
the Purchase Price arising under the Adjustment Sections (except for adjustments under Section 2.6(c) or adjustments under Section 2.9 related to adjustments required by such Section) exceeding in the aggregate thirty percent (30%) of the aggregate Purchase Price.

     8.12 Independent Engineer's Letter.  Buyer shall have received from an
          -----------------------------
independent engineering firm a letter dated as of the Closing Date, in the form attached hereto as Schedule 8.12, certifying certain matters related to the SCE
                   -------------
Technical Assessment of the Mohave Plant dated October 26, 1999.

     8.13 SCE Closing.  Buyer and SCE shall have consummated the transactions
          -----------
contemplated in the Asset Sale Agreement by and between Buyer and SCE dated May 10, 2000.

                                   ARTICLE 9
                        SELLER'S CONDITIONS TO CLOSING
                        ------------------------------


     The obligations of Seller to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Seller waives in writing such fulfillment:

     9.1  Performance of Agreement.  Buyer shall have performed in all material
          ------------------------
respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

     9.2  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Buyer set forth in Article 4 of this Agreement shall be true in all material respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured by the Closing) and as of the Closing as if made as of such time.

     9.3  Officers' Certificate.  Seller shall have received from Buyer an
          ---------------------
officers' certificate, executed on Buyer's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that the conditions in Sections 9.1 and 9.2 above have been met.

     9.4  Approvals.  The waiting period under the HSR Act shall have expired or
          ---------
been terminated, and, subject to the provisions of Section 2.8, all Approvals required for Seller to consummate the Transactions shall have been obtained. Without limiting the generality of the foregoing, the Seller shall have approved the ratemaking treatment of the Transactions and the effects of the Transactions ordered by the PUCN as well as the calculation and recovery of transition costs arising therefrom and related thereto. There shall additionally have been no material change in the regulations, policies, principles or terms of the restructuring of the

California electrical utilities industry set forth in Nevada Senate Bill 438 and Nevada Assembly Bill 366. The Seller shall have additionally approved any material modifications to this Agreement and to the Transactions made or ordered by any Governmental Body, if any, including the PUCN, any material conditions to the effectuation of the Transactions required by any Governmental Body, if any, including the PUCN, and material restrictions, if any, upon Seller and its operations after the Closing required by any Governmental Body, if any, including the PUCN, it being agreed that the Seller shall be deemed to have approved of any such modifications, conditions or restrictions, whether required by any Governmental Body or any other Person as a condition of its Approval, that are not disapproved by Seller in a written notice to Buyer given no later than five (5) Business Days following the earlier of either the public announcement of the decision of the Governmental Body involved or Seller's actual Knowledge (or Buyer's notice to Seller) of any such modification, condition or restriction arising from the Approval of a Person that is not a Governmental Body.

     9.5  No Restraint.  There shall be no:
          ------------

          (a) Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Body of competent jurisdiction over the parties which directs that the Transactions contemplated hereby shall not be consummated as herein provided;

          (b) Suit, action or other proceeding by any Governmental Body of competent jurisdiction over the parties pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions or otherwise constrains consummation of the Transactions on the terms contemplated herein; or

          (c) Action taken, or law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Body of competent jurisdiction over the parties which would render the purchase and sale of the Assets illegal or which would threaten the imposition of any penalty or material economic detriment upon Seller if such Transactions were consummated;

Provided that the parties will use their reasonable efforts to litigate against,
--------
and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, law or penalty.

     9.6  Related Agreements.  Buyer and each pertinent Buyer Subsidiary shall
          ------------------
have executed and delivered, as of the Closing, each of the Related Agreements, if any, to be executed by Buyer or a Buyer Subsidiary.

     9.7  Opinion of Counsel.  Seller shall have received, on and as of the
          ------------------
Closing Date, the opinion of either inside or outside counsel to Buyer substantially as to the matters contained in Schedule 9.7, subject to the
                                             ------------
conditions and limitations therein and to other customary conditions and limitations.

     9.8  Receipt of Other Documents.  Seller shall have received the following:
          --------------------------

          (a) Certified copies of the resolutions of Buyer's and each pertinent Buyer Subsidiary's board of directors respecting this Agreement, the Related Agreements and the Transactions, together with certified copies of any shareholder resolutions which are necessary to approve the execution and delivery of this Agreement and the Related Agreements and/or the performance of the obligations of Buyer and each pertinent Buyer Subsidiary hereunder and thereunder;

          (b) Certified copies of Buyer's and each pertinent Buyer Subsidiary's Charter Documents, together with a certificate of the corporate secretary of Buyer and each pertinent Buyer Subsidiary that none of such documents have been amended;

          (c) One or more certificates as to the incumbency of each officer of Buyer and each pertinent Buyer Subsidiary who has signed the Agreement, any Related Agreement or any certificate, document or instrument delivered pursuant to the Agreement or any Related Agreement;

          (d) A good standing certificate for Buyer and each pertinent Buyer Subsidiary from the Secretary of State of their respective states of incorporation, dated as of a date not earlier than fifteen (15) Business Days prior to the Closing Date; and

          (e) Copies of all current Licenses of Buyer and each pertinent Buyer Subsidiary relevant to operation of the Plant and all third party and governmental consents, permits and authorizations that Buyer and each pertinent Buyer Subsidiary has received in connection with the Agreement, the Related Agreements and the Transactions to occur at the Closing.

     9.9  Limitation on Adjustments.  There shall not have been adjustments to
          -------------------------
the Purchase Price arising under the Adjustment Sections (except for adjustments under Section 2.6(c) or adjustments under Section 2.9 related to adjustments required by such Section) exceeding in the aggregate thirty percent (30%) of the aggregate Purchase Price.

                                  ARTICLE 10
                                    CLOSING
                                    -------

     10.1 Closing.  Subject to the terms and conditions hereof, proceedings for
          -------
the consummation of the Transactions (the "Closing") shall occur at the offices of the Seller or a mutually agreeable place or places within five (5) Business Days after all of the conditions set forth in Article 8 and Article 9 hereof have been satisfied or waived or at such other time as the parties may agree, but in no event earlier than November 1, 2000, unless agreed to by Seller or later than the Termination Date set forth in Section 11.1(e). The date on which such proceedings actually occur is referred to herein as the "Closing Date." The Closing shall be effective for all purposes immediately after 12 O'Clock Midnight, Pacific time, on the day following the Closing Date. At the Closing and subject to the terms and conditions hereof, the following will occur:

          (a)  Deliveries by Seller.  Seller shall deliver to Buyer such
               --------------------
     instruments of transfer and conveyance properly executed and acknowledged by Seller in customary form mutually agreed to by the Seller and Buyer necessary to transfer to and vest in Buyer and/or the pertinent Buyer Subsidiaries all of Seller's right, title and interest in and to the Assets or which may be required by the Title Insurer, including, without limitation:

               (i)   Bills of sale and assignment in respect of the Assets;

               (ii) Grant deeds properly executed and acknowledged by Seller with respect to each of the Owned Real Properties included in the Assets (subject to easements or interests reserved in accordance with the terms hereof);

               (iii) Assignment and assumption agreements properly executed and acknowledged by Seller with respect to each Real Property Lease included in the Assets;

               (iv) Instruments of transfer, sufficient to transfer personal property interests that are included in the Assets but not otherwise transferred by the bills of sale and assignment referred to in clause
          (i) above, properly executed and acknowledged in the form customarily used in commercial transactions in Nevada; and

               (v)   Possession of the Assets.

          (b)  Deliveries by Buyer.  Buyer shall, or shall cause the Buyer
               -------------------
     Subsidiaries to, deliver to Seller immediately available funds, by way of wire transfer to an account or accounts designated by Seller, in an amount equal to the Purchase Price less the PPC Amount and such instruments of assumption properly executed and acknowledged by Buyer and the pertinent Buyer Subsidiaries in customary form mutually agreed to by the Buyer and Seller necessary for Buyer to assume the Assumed Liabilities, including, without limitation:

               (i) Assignment and assumption agreements properly executed and acknowledged by Buyer and the pertinent Buyer Subsidiaries with respect to each Real Property Lease included in the Assets; and

               (ii) An assumption agreement or assumption agreements in favor of Seller.

     10.2 Escrow.  If either of the parties desires to consummate the Closing
          ------
through an escrow, an escrow shall be opened with, and the escrow agent shall be, Chase Manhattan Bank and Trust Company, National Association or an Affiliate thereof (the "Escrow Agent"), by depositing a fully executed copy of this Agreement with the Escrow Agent to serve as escrow instructions. This Agreement shall be considered the primary escrow instructions between the parties, but the parties shall execute such additional standard escrow instructions as Escrow Agent shall require in order to clarify the duties and responsibilities of Escrow Agent. In the event of any conflict between this Agreement and such additional standard escrow instructions, this Agreement shall prevail. If the Closing is to be consummated through the Escrow Agent, the parties shall deliver the funds, instruments of sale, assignment, conveyance and assumption called for by Section 10.1 to the Escrow Agent, and on the Closing Date, the Escrow Agent shall close the escrow by:

          (a) Causing the deeds for the Owned Real Properties, the assignments of the Real Property Leases, and any other documents which the parties may mutually designate to be recorded in the official records of the appropriate counties in which the pertinent Assets are located;

          (b) Delivering to Seller by wire transfer of immediately available funds, to an account or accounts designated by Seller, the amounts called for by Section 10.1; and

          (c) Delivering to Buyer or Seller, as the case may be, the other instruments referred to in Section 10.1.

     10.3 Power Purchase Agreement and Escrow Arrangements.
          ------------------------------------------------

          (a)  Creation of Escrow.  Upon (i) the satisfaction or waiver of each
               ------------------
     of the conditions set forth in Article 8 and Article 9 hereof, other than the Mohave Co-Tenancy Agreement Condition, and (ii) the later of FERC's acceptance of filing of the Power Purchase Agreement attached as Exhibit A
                                                                      ---------
     hereto (the "Power Purchase Agreement") and the date when an order no longer subject to judicial review has been issued by FERC determining this Agreement to be just and reasonable without changes or new conditions that are unacceptable to either Party, Buyer may, if such Mohave Co-Tenancy Condition is not satisfied prior to the first anniversary of the signing of this Agreement, upon no less than five (5) business days' notice, cause an escrow to be opened with the Escrow Agent by depositing a fully executed copy of this Agreement with the Escrow Agent to serve as escrow instructions. The date of the opening of such escrow shall be the "Escrow Date". The parties hereto agree to proceed as follows:

               (i) Within five (5) business days after the Escrow Date (the "Effective Date"), each of the parties will deliver the funds, and instruments of sale, assignment, conveyance and assumption called for by Section 10.1 of this Agreement to the Escrow Agent. The delivery of the documents required under Sections 8.3, 8.9, 8.12, 9.3, and 9.7, dated as of the Effective Date, shall be deemed to satisfy the condition contained in such sections as to the delivery of such documents as of the Closing Date.

               (ii) On or before the Effective Date, each of the parties will execute the Power Purchase Agreement and the PPC attached to Schedule
                                                                       --------
          2.5 hereto.  The Power Purchase Agreement and the PPC attached to
          ---
          Schedule 2.5 hereto will each become effective on the Effective Date.
          ------------

               (iii) The funds deposited in escrow by Buyer on the Effective Date and on any date thereafter (collectively, the "Deposited Funds"), together with any and all income thereon and proceeds therefrom ("Additional Funds"), from time to time held by the Escrow Agent pursuant to the terms hereof, are referred to herein as the "Escrow Funds." The Escrow Agent shall invest, reinvest and/or deposit all Escrow Funds in investments as set forth on Schedule
                                                                  --------
          10.3(a)(iii) or as contained in a joint direction of the parties
          ------------
          hereto.

          (b)  The Escrow Period.  From the Effective Date until the Closing or
               -----------------
     the termination of this Agreement (the "Escrow Period"), the parties hereto hereby agree as follows:

               (i) The Post-Closing Adjustments described in Section 2.6(c) hereof shall be made as if the Effective Date were the Closing Date for purposes of Section 2.6(c) hereof. The amount to be paid pursuant to Section 2.6(c)(iv) hereof shall be paid to the Escrow Agent and deemed as part of the Deposited Funds.

               (ii) Seller's Undivided Interest shall be held by Seller in accordance with the terms and provisions of the Co-Tenancy Agreement and the Project Agreements referred to therein, and any and all voting rights that Seller exercises under the auspices of the Co-Tenancy Agreement shall be exercised by Seller after consultation with Buyer.

          (c)  Closing Out of Escrow.  Within five days of the satisfaction of
               ---------------------
     the Mohave Co-Tenancy Agreement Condition, the parties shall deliver a joint instruction to the Escrow Agent that the condition has been satisfied or waived. As part of such instruction, Seller and Buyer shall provide to the Escrow Agent an accounting of depreciation expense paid by Buyer to Seller with respect to capital expenditures made pursuant to the terms of
     Section 7 of the Power Purchase Agreement and an amount equal to a rate of return on such depreciation expense calculated from the date of the payments of such depreciation expense at the average rate of return received on the Deposited Funds from the Effective Date to the termination of Escrow (together, the "Depreciation Amount"). All conditions set forth in Article 8 and Article 9, other than the conditions set forth in Section 8.5, Section 8.6, Section 8.8(b) and Section 9.5, hereof shall be deemed satisfied or waived, provided, that the conditions set forth in Sections
                          --------
     8.5, 8.6, 8.8(b) and 9.5 shall be subject to fulfillment at or prior to the Closing, unless waived in writing, and the Closing shall proceed upon such satisfaction or waiver, unless the Agreement is terminated, pursuant to its terms, prior to the date of such satisfaction or waiver. The following instruments, documents and funds will be delivered out of the escrow created hereby to the persons and entities indicated:

               (i)   To Buyer, the instruments and documents referred to in
          Section 10.1(a).

               (ii)  To Seller, the instruments and documents referred to in
          Section 10.2 (b).

               (iii) To Buyer by wire transfer of immediately available funds, to an account or accounts designated by Buyer, the Depreciation Amount.

               (iv) To Seller by wire transfer of immediately available funds, to an account or accounts designated by Seller, the balance of the Escrow Funds after payment of the Depreciation Amount.

               (v) To Buyer or Seller, as the case may be, the other instruments referred to in Section 10.1.

          (d) If the Agreement is terminated prior to the distribution of the funds and instruments out of the escrow, then the parties shall deliver a joint instruction to the Escrow Agent that the Agreement has been terminated. As part of such instruction, Seller and Buyer shall provide to the Escrow Agent an accounting of the amounts paid by Buyer for capital expenditures pursuant to Section 7 of the Power Purchase Agreement (the "Escrow Capital Amount"). Upon delivery of such instructions and the deposit by Seller of the Escrow Capital Amount into the escrow, the escrow shall terminate and the following instruments, documents and funds will be delivered out of the escrow to the persons and entities indicated:

               (i) To Buyer, the instruments and documents deposited into the Escrow by Buyer.

               (ii) To Seller, the instruments and documents deposited into the Escrow by Seller.

               (iii) To Buyer, by wire transfer of immediately available funds, to an account or accounts designated by Buyer, the Deposited Funds and the Escrow Capital Amount.

               (iv) To Seller, by wire transfer of immediately available funds, to an account or accounts designated by Seller, the Additional Funds.

     10.4 Prorations.  Items of expense and income (if any) affecting the Assets
          ----------
and the Assumed Liabilities that are customarily pro-rated, including, without limitation, real and personal property taxes, utility charges, charges arising under leases, insurance premiums, and the like, shall be pro-rated between Seller and Buyer and the pertinent Buyer Subsidiaries as of the Closing Date or the Escrow Date, as the case may be. Proration of property taxes shall be in accordance with Schedule 10.4.
                -------------

                                  ARTICLE 11
                                  TERMINATION
                                  -----------


     11.1 Termination.  Any Transactions contemplated hereby that have not been
          -----------
consummated may be terminated:

          (a)  At any time, by mutual written consent of Seller and Buyer; or

          (b) By either Buyer or Seller, as the case may be, upon thirty (30) days' written notice given any time after, if (i) consummation of the Transactions requires the Approval of a Governmental Body that has general regulatory jurisdiction over Buyer or Seller (including FERC), the issuance of an order by such Governmental Body disapproving this Agreement and the consummation of the Transactions or otherwise approving of this Agreement or the Transactions in a manner that fails to meet the conditions of the terminating party set forth in Sections 8.4 or 9.4, as the case may be, and
     (ii) two hundred ten (210) days have elapsed from the filing, if any, after the date hereof of the application for such Governmental Body's approval of this Agreement and the Transactions contemplated hereby if, prior to the date such notice is given, such Governmental Body (not including FERC) has not issued an order approving this Agreement and the Transactions on terms that meet the conditions of the terminating party set forth in Sections 8.4 or 9.4, as the case may be, it being understood that such two hundred ten
     (210) day period shall not include any period after such order during which applications for rehearing or modification or judicial appeals or remedies are pending; or

          (c) By one party upon written notice to the other if there has been a material default or breach under this Agreement by the other party which is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by the other party of written notice from the terminating party specifying with particularity such breach or default; or

          (d) By Buyer upon written notice to Seller, if Buyer elects to terminate this Agreement pursuant to Section 6.3(b), Section 8.8(a)(z) or
     Section 8.8(b)(iii); or

          (e) By either Buyer or Seller upon written notice to the other party, if (i) the Closing shall not have occurred by the Termination Date; (ii) one or more of the other Owners have properly exercised their right of first refusal as to all of the Assets and confirmed its or their commitment to purchase all of the Assets in accordance with Section 12 of the Co-Tenancy Agreement; or (iii) (A) in the case of termination by Seller, the conditions set forth in Article 9 for the Closing cannot reasonably be met by the Termination Date and (B) in the case of termination by Buyer, the conditions set forth in Article 8 for the Closing cannot reasonably be met by the Termination Date, unless in either of the cases described in clauses
     (A) or (B), the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate. The Termination Date for the Closing shall be the earlier of (x) the last Business Day of the month which is thirty-seven months after the month in which Seller provides the other Owners with the notice required by Section
     12.3 of the Co-Tenancy Agreement or (y) if all Owners waive in writing the further running or application of, or confirm in writing the satisfaction or inapplicability of, the notice period set forth therein, then ninety
     (90) days following the effective date of the last such written waiver or confirmation of the Owners, but not earlier than 11:59 P.M., Pacific Time, November 1, 2000. Such date, or such later date as may be specifically provided for in this Agreement (including any date arising under the operation of Sections 2.9, 8.6, and 8.8(a) hereof) or agreed upon by the parties, is herein referred to as the "Termination Date." Except as set forth in Section

     11.2, each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise.

     11.2 Effect of Termination.  If there has been a termination pursuant to
          ---------------------
Section 11.1, then this Agreement shall be deemed terminated, and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 5.3, 5.4 and 7.4 and Article 12 and Article 13 shall survive; provided that in the event that Seller pays to Buyer the breakup
               --------
fee provided for in Section 11.4, Article 12 shall only survive with respect to breaches of Sections 5.3, 5.4 and 7.4 and any and all Third-Party Claims. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a party to another under and by reason of this Agreement or the transactions contemplated hereby except as set forth in Article 12 and except for intentionally fraudulent acts by a party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     11.3 Modification of Terms.  Subject to Section 11.1(e), in the event a
          ---------------------
Governmental Body referred to in Section 11.1(b)(i) having general regulatory jurisdiction over Seller entertains, as an alternative to approval of this Agreement and the Transactions with the Buyer contemplated hereby, any proposal of one or more third parties to acquire the Assets from the Seller on terms and conditions that include a higher purchase price than the Purchase Price set forth herein, and such terms and conditions are acceptable to Seller, then and in that event, subject to such restrictions and requirements as such Governmental Body may impose upon Seller, the Seller shall exercise its best efforts to afford to the Buyer the right to enter into appropriate amendments and modifications of this Agreement to match such proposed alternative terms and conditions. Such right shall be exercisable by Buyer within three (3) Business Days after its receipt of written notice from the Seller that, in the Seller's good faith belief, the proposal of such third party or parties makes it unlikely that such Governmental Body will approve this Agreement and the Transactions contemplated hereby in a timely fashion and that the alternative terms and conditions are acceptable to Seller.

     11.4 Breakup Fee.  In the event the Transactions are terminated by either
          -----------
Buyer or Seller in accordance with the provisions of Section 11.1(e)(ii) as a result of the proper exercise of the rights of first refusal as to all of the Assets and the confirmation by one or more of the other Owners of its or their commitment to purchase all of the Assets in accordance with Section 12 of the Co-Tenancy Agreement, or by Buyer in accordance with the provisions of Section 6.3(b), then within thirty (30) days following such termination, Seller shall pay to Buyer a cash amount equal to two (2) percent of the Purchase Price. Upon Seller's payment to Buyer, this Agreement shall be terminated in accordance with
Section 11.2.

                                  ARTICLE 12
                    SURVIVAL AND REMEDIES; INDEMNIFICATION
                    --------------------------------------


     12.1 Survival.  Except as may be otherwise expressly set forth in this
          --------
Agreement, the representations, warranties, covenants and agreements of Buyer and Seller set forth in this Agreement, or in any writing required to be delivered in connection with this Agreement, shall survive the Closing Date.

     12.2 Exclusive Remedy.  Absent intentional fraud or unless otherwise
          ----------------
specifically provided herein, the sole exclusive remedy for damages of a party hereto for any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement shall be the remedies contained in this Article 12.

     12.3 Indemnity by Seller.
          -------------------

          (a) Seller shall indemnify Buyer, each Buyer Subsidiary and their respective Affiliates and hold them harmless from and against any and all claims, demands, suits, loss, liability, damage and expense, including reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment, as well as the Indemnitee's obligations to itself indemnify its directors, officers, attorneys, employees, subcontractors, agents and assigns (collectively "Losses"), which they may sustain or suffer or to which they may become subject as a result of:

               (i) The inaccuracy of any representation or the breach of any warranty made by Seller in this Agreement;

               (ii) The nonperformance or breach of any covenant or agreement made or undertaken by Seller in this Agreement; and

               (iii) If the Closing occurs, the failure of Seller to pay, discharge or perform as and when due, any of the Excluded Liabilities and the failure of Seller to comply with any Bulk Sales Laws referred to in Section 7.1.

          (b) The indemnification obligations of Seller provided above shall, in addition to the qualifications and conditions set forth in Sections 12.5 and 12.6, be subject to the following qualifications:

               (i) With respect to claims of indemnity for breaches of representations and warranties under clause (a)(i) above:

                     (A) Written notice to Seller of such claim specifying the basis thereof must be made, or an action at law or in equity with respect to such claim must be served, before the expiration of twelve (12) months after the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be, except that such time limitation shall not apply to breaches of the warranties contained in Sections 3.1, 3.2, 3.3 and 3.4;

                     (B) If the Closing occurs, Buyer, the Buyer Subsidiaries and their respective Affiliates shall be entitled only to recover the amount by which the aggregate Losses sustained or suffered by them as a result of circumstances described in such clause (a)(i) exceed one percent (1%) of the Purchase Price (the "Deductible Amount"), provided, however, that individual claims of Fifteen
                         --------
               Thousand Dollars ($15,000) or less shall not be aggregated for purposes of calculating either the Deductible Amount or the excess of Losses over the Deductible Amount; and

                    (C) If the Closing occurs, in no event shall Seller be liable to Buyer, the Buyer Subsidiaries and their respective Affiliates under clause (a)(i) for Losses in the nature of consequential damages, punitive damages, lost profits, damage to reputation or the like, but such damages shall be limited to out-of-pocket Losses and diminution in value, and to an aggregate limit of one hundred percent (100%) of the Purchase Price.

               (ii) If the Closing occurs, Buyer, the Buyer Subsidiaries and their respective Affiliates shall not be entitled to indemnity under clauses (a)(ii)-(iii) above except for out-of-pocket Losses actually suffered or sustained by them, and such indemnity shall not include Losses in the nature of consequential damages, punitive damages, lost profits, diminution in value, damage to reputation or the like; except that the provisions of this clause (b)(ii) shall not apply to a breach of Section 5.4.

     12.4 Indemnity by Buyer.
          ------------------

          (a) Buyer shall indemnify Seller and its Affiliates and hold them harmless from and against any and all Losses which they may sustain or suffer or to which they may become subject as a result of:

               (i) The inaccuracy of any representation or the breach of any warranty made by Buyer in this Agreement;

               (ii) The nonperformance or breach of any covenant or agreement made or undertaken by Buyer in this Agreement;

               (iii) If the Closing occurs, the failure of Buyer to pay, discharge or perform as and when due, any of the Assumed Liabilities; and

               (iv) If the Closing occurs, the ongoing operations of Buyer, the Buyer Subsidiaries and the Assets after the Closing Date, including, without limitation, the continuation or performance by the Owners (including the Buyer and Buyer Subsidiaries, if any) after the Closing Date of any agreement or practice of the Owners existing as of or prior to the Closing Date.

          (b) The indemnification obligations of Buyer provided above shall, in addition to the qualifications and conditions set forth in Sections 12.5 and 12.6, be subject to the following qualifications:

               (i) Seller and its Affiliates shall not be entitled to indemnity for breaches of representations and warranties under clause
          (a)(i) unless written notice to Buyer of such claim specifying the basis thereof is made, or an action at law or in equity with respect to such claim is served, before the expiration of twelve (12) months after the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be, except that such time limitation shall not apply to breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, and 4.11;

               (ii) If the Closing occurs, Seller and its Affiliates shall be entitled only to recover the amount by which the aggregate Losses sustained as a result of circumstances described in clause (a)(i) above exceed the Deductible Amount, provided, however, that individual
                                              --------
          claims of Fifteen Thousand Dollars ($15,000) or less shall not be aggregated for purposes of calculating either the Deductible Amount of the excess of Losses over the Deductible Amounts; and

               (iii) If the Closing occurs, Seller and its Affiliates shall not be entitled to indemnity under clauses (a)(ii)-(iii) above except for out-of-pocket Losses actually suffered or sustained by them and such indemnity shall not include Losses in the nature of consequential damages, punitive damages, lost profits, diminution in value, damage to reputation or the like, except that the provisions of this clause
          (b)(ii) shall not apply to a breach of Section 5.4.

     12.5 Further Qualifications Respecting Indemnification.  The right of a
          -------------------------------------------------
party (an "Indemnitee") to indemnity hereunder shall be subject to the following additional qualifications:

          (a) The Indemnitee shall promptly upon its discovery of facts or circumstances giving rise to a claim for indemnification, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial, governmental or otherwise, by any third party (such third party actions being collectively referred to herein as "Third Party Claims"), give notice thereof to the indemnifying party (the "Indemnitor"), such notice in any event to be given within sixty (60) days from the date the Indemnitee obtains actual knowledge of the basis or alleged basis for the right of indemnity or such shorter period as may be necessary to avoid material prejudice to the Indemnitor; and

          (b) In computing Losses, such amounts shall be computed net of any related recoveries to which the Indemnitee is entitled under insurance policies, or other related payments received or receivable from third parties, and net of any tax benefits actually received by the Indemnitee or for which it is eligible, taking into account the income tax treatment of the receipt of indemnification.

          (c) The Indemnitee shall use Commercially Reasonable Efforts to mitigate all Losses for which indemnification may be available hereunder, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, such expenditures being included in indemnified Losses hereunder.

     12.6 Procedures Respecting Third Party Claims.  In providing notice to the
          ----------------------------------------
Indemnitor of any Third Party Claim (the "Claim Notice"), the Indemnitee shall provide the Indemnitor with a copy of such Third Party Claim or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. Subject to the rights of other Owners under the Co-Tenancy Agreement, of the Operating Agent under the Operating Agreement, and of third parties under any Assumed Contract, as among the parties hereto the Indemnitor shall have the right, by notice given to the Indemnitee within fifteen (15) days after the date of the Claim Notice, to assume and control the defense of the Third Party Claim that is the subject of such Claim Notice, including the employment of counsel selected by the Indemnitor after consultation with the Indemnitee, and the Indemnitor shall pay all expenses of, and the Indemnitee shall cooperate fully with the Indemnitor in connection with, the conduct of such defense. The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such Third Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the Indemnitor shall agree otherwise; provided, however,
                                                            --------
if the named parties to any such proceeding (including any impleaded parties) include both the Indemnitee and the Indemnitor, the Indemnitor requires that the same counsel represent both the Indemnitee and the Indemnitor, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor. If the Indemnitor shall have failed to assume the defense of any Third Party Claim in accordance with the provisions of this Section, then, as among the parties hereto, the Indemnitee shall have the absolute right to control the defense of such Third Party Claim, and, if and when it is finally determined that the Indemnitee is entitled to indemnification from the Indemnitor hereunder, the fees and expenses of Indemnitee's counsel shall be borne by the Indemnitor, provided that the Indemnitor shall be entitled, at its
                          --------
expense, to participate in (but not control) such defense. The Indemnitor shall have the right to settle or compromise any such Third Party Claim for which it is providing indemnity so long as such settlement does not impose any obligations on the Indemnitee (except with respect to providing releases of the third party). The Indemnitor shall not be liable for any settlement effected by the Indemnitee without the Indemnitor's consent except where the Indemnitee has assumed the defense because Indemnitor has failed or refused to do so. As among the parties hereto, the Indemnitor may assume and control, or bear the costs, of any such defense subject to its reservation of a right to contest the Indemnitee's right to indemnification hereunder, provided that it gives the
                                                 --------
Indemnitee notice of such reservation within fifteen (15) days of the date of the Claim Notice.

     12.7 Pro Rata Limitation On Buyer Claims.  Notwithstanding any other
          -----------------------------------
provision of this Agreement:

          (a) Following the execution by Buyer or any Affiliate of Buyer of an Other Owner's Agreement, Seller's liability to Buyer hereunder for any Loss shall be limited to the amount for which Seller would have been liable under the terms hereof if (i) all Undivided Interests that are the subject of this Agreement and such Other Owner's Agreements were included under this Agreement, (ii) the Purchase Price actually paid hereunder were adjusted proportionately, and (iii) Seller were liable to Buyer only for that percentage of the Loss as would be proportionate to its percentage of the Undivided Interests in relation to all other Undivided Interests that would, under such circumstances, be subject to this Agreement; and

          (b) In any and all events, nothing in this Agreement shall have the effect of increasing Seller's liability to a third party (including Governmental Bodies), or to Buyer on account of Third Party Claims (including those by Governmental Bodies), beyond the proportion of the Losses Seller would have incurred in connection with such liabilities or claims had the Transactions not occurred and Seller had remained an Owner of the Undivided Interests subject to the Co-Tenancy Agreement.

                                  ARTICLE 13
                              GENERAL PROVISIONS
                              ------------------


     13.1 Notices.  All notices, requests, demands, waivers, consents and other
          -------
communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means, (b) one (1) Business Day after having been delivered to an air courier for overnight delivery or (c) three (3) Business Days after having been deposited in the U.S. mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

          If to Seller, addressed to:

               Nevada Power Company
               6100 Neil Road
               Reno, Nevada 89511
               Attn: William E. Peterson
               Facsimile: (775) 834-5959

          with a copy to counsel for Seller:

               Skadden Arps Slate Meagher & Flom
               Four Times Square
               New York, NY 10036-6522
               Attn: Sheldon Adler
               Facsimile: (212) 735-2000

          If to Buyer or any Buyer Subsidiary, addressed to:

               AES Pacific, Inc.
               21469 Waterford Place
               West Linn, OR  97068
               Attn: Tom Kunde
               Facsimile: (503) 723-5530

          with a copy to counsel for Buyer:

               O'Melveny & Myers LLP
               275 Battery Street
               San Francisco, CA 94111-3305
               Attn: Joseph Malkin, Esq.
               Facsimile: (415) 984-8701

     13.2 Attorneys' Fees.  Subject to the provisions of Section 13.9, in any
          ---------------
litigation or other proceeding relating to this Agreement (but excluding any proceedings under Section 2.9), the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

     13.3 Successors and Assigns.  Except as provided in Section 2.13, the
          ----------------------
rights under this Agreement shall not be assignable or transferable nor the duties delegable by either party without the prior written consent of the other; and nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, their permitted successors-in-interest and permitted assignees and any Person benefitting from the indemnities provided herein, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Notwithstanding the foregoing, Buyer may assign for security purposes and grant to its lenders (or security trustee or agent) a security interest in its rights under this Agreement or assign (after Closing) its rights hereunder to any Person or Persons acquiring the Plant; provided that neither the grant of any such interest, nor the foreclosure of any such interest, shall in any way release, reduce or diminish the obligations of Buyer to Seller hereunder, or obtain for such security trustee or agent or any other Person any of the rights of Buyer hereunder or any of the rights of an Owner under any of the Project Agreements (as defined in the Co-Tenancy Agreement), or operate directly or indirectly as an assignment under any of the Project Agreements.

     13.4 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.5 Captions and Paragraph Headings.  Captions and paragraph headings used
          -------------------------------
herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     13.6 Entirety of Agreement; Amendments.  This Agreement (including the
          ---------------------------------
Schedules and Exhibits hereto), the Related Agreements and the other documents and instruments specifically provided for in this Agreement and the Related Agreements contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto. All Exhibits and Schedules attached to or delivered in connection with this Agreement are integral parts of this Agreement as if fully set forth herein.


     13.7 Construction.  This Agreement and any documents or instruments
          ------------
delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     13.8 Waiver.  The failure of a party to insist, in any one or more
          ------
instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a party shall be valid unless in writing signed by such party or operational by the terms of this Agreement. A waiver by one party of the performance of any covenant, condition, representation or warranty of the other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.

     13.9 Arbitration.
          -----------

          (a)  Agreement to Arbitrate.  Any controversy or claim arising out of
              ----------------------
     instances, on or relating to this Agreement, or the breach or alleged breach hereof, shall, upon demand of either Seller or Buyer, be submitted to arbitration in the manner hereinafter provided. Seller and Buyer will make every reasonable effort to resolve any such controversy or claim without resort to arbitration. But in the event the parties are unable to effect a satisfactory resolution between themselves, such controversy shall be submitted to arbitration in accordance with the terms and provisions of this Section 13.9 and in accordance with the then current Commercial Arbitration Rules (hereinafter the "Rules") of the American Arbitration Association (or any successor organization) (hereinafter the "AAA"). Any such arbitration shall take place in Los Angeles, California and shall be administered by the AAA. In the event of any conflict between the terms and provisions of this Section 13.9 and the Rules, the terms and provisions of this Section 13.9 shall prevail.

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

          (b) Submission to Arbitration.  A party desiring to submit to
              -------------------------
     arbitration any such controversy shall send a written arbitration demand to the AAA and to the opposing party. The demand shall set forth a clear and complete statement of the nature of the claim, its basis, and the remedy sought, including the amount of damages, if any. The opposing party may, within thirty days of receiving the arbitration demand, assert a counterclaim and/or set-off. The counterclaim or set-off, which shall be sent to the AAA and the opposing party, shall include a clear and complete statement of the nature of the counterclaim or set-off, its basis, and the remedy sought, including the amount of damages, if any.

          (c) Selection of Arbitration Panel.  The dispute shall be decided by a
              ------------------------------
     panel of three neutral arbitrators selected as follows. The AAA shall submit to the parties, within ten days after receipt of an arbitration demand, a list of eleven potential arbitrators consisting of retired federal or state court judges; provided that none of the potential
                                    --------
     arbitrators shall have (or have ever had) any material affiliation of any kind with either party or any of their respective Affiliates. Each party shall, within five days, strike four, three, two, one or none of the arbitrators, rank the remaining arbitrators in order of preference (with "l" designating the most preferred, "2" the next most preferred and so forth) and so advise the AAA in writing. The AAA shall appoint the arbitrators with the best combined preference ranking on both lists and designate the most preferred arbitrator as presiding officer (in each case, selecting by lot, if necessary, in the event of a tie).

          (d) Prehearing Discovery.  There shall be no prehearing discovery
              --------------------
     except as follows. Subject to the authority of the presiding officer of the arbitration panel to modify the provisions of this paragraph before the arbitration hearing upon a showing of exceptional circumstances, each party
     (i) shall propound to the other no more than twenty (20) requests for production of documents, including subpart, and (ii) shall take no more than two (2) discovery depositions. Such discovery shall be conducted in accordance with the provisions and procedures of the Federal Rules of Civil Procedure. No interrogatories or requests for admission shall be permitted. Disputes concerning discovery obligations or protection of discovery materials shall be determined by the presiding officer of the arbitration panel. The foregoing limitations shall not be deemed to limit a party's right to subpoena witnesses or the production of documents at the arbitration hearing, nor to limit a party's right to depose witnesses that are not subject to subpoena to testify in person at the arbitration hearing; provided, however, that the presiding officer of the arbitration
              --------
     panel may, upon motion, place reasonable limits upon the number and length of such testimonial depositions.

          (e) Arbitration Hearing.  The presiding officer of the arbitration
              -------------------
     panel shall designate the place and time of the hearing. The hearing shall be scheduled to begin within ninety (90) days after the filing of the arbitration demand (unless extended by the arbitration panel on a showing of exceptional circumstances) and shall be conducted as expeditiously as possible. In all events, the issues being arbitrated, which shall be limited to those issues identified in the initial claim and counter-claim submitted to the arbitration panel pursuant to Subsection (d) above, shall be submitted for decision within

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

     thirty (30) days after the beginning of the arbitration hearing. At least thirty (30) days prior to the beginning of the arbitration hearing, each party shall provide the other party and the arbitration panel with written notice of the identity of each witness (other than rebuttal witnesses) it intends to call to testify at the hearing, together with a detailed written outline of the substance of the anticipated testimony of each such witness. The arbitration panel shall not permit any witness to testify that was not so identified prior to the hearing and shall limit the testimony of each such witness to the matters disclosed in such outline. Subject to the foregoing, the parties shall have the right to attend the hearing, to be represented by counsel, to present documentary evidence and witnesses, to cross-examine opposing witnesses and to subpoena witnesses. The Federal Rules of Evidence shall apply and the panel shall determine the competency, relevance, and materiality of evidence as appropriate. The panel shall recognize privileges available under applicable law. A stenographic record shall be made of the arbitration proceedings.

          (f) Award.  The panel's award shall be made by majority vote of the
              -----
     panel. An award in writing signed by at least two of the panel's arbitrators shall set forth the panel's findings of fact and conclusions of law. The award shall be filed with the AAA and mailed to the parties no later than thirty (30) days after the last day of testimony at the arbitration hearing. The panel shall have authority to issue any lawful relief that is just and equitable, except punitive damages. The award shall state that it dissolves and supersedes any provisional remedies entered pursuant to Subsection (g) below.

          (g) Provisional Remedies.  Pending the selection of the arbitration
              --------------------
     panel, upon request of a party, the AAA may appoint a retired judge to serve as a provisional arbitrator to rule on any motion for preliminary relief. Any preliminary relief ordered by the provisional arbitrator may be immediately entered in any federal or state court having jurisdiction thereof even though the decision on the underlying dispute may still be pending. Once constituted, the arbitration panel may, upon request of a party, issue a superseding order to modify or reverse such preliminary relief or may itself order preliminary relief pending a full hearing on the merits of the underlying dispute. Any such initial or superseding order of preliminary relief may be immediately entered in any federal or state court having jurisdiction thereof even though the decision on the underlying dispute may still be pending. Such relief may be granted by the appointed arbitrator or the arbitration panel only after notice to and opportunity to be heard by the opposing party. Such awards of preliminary relief shall be in writing and, if ordered by a panel of three arbitrators, must be signed by at least two of the panel members.

          (h) Entry of Award by Court.  The arbitration panel's arbitration
              -----------------------
     award shall be final. The parties agree and consent that judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

          (i) Costs and Attorney's Fees.  The prevailing party shall be entitled
              -------------------------
     to recover its costs and reasonable attorneys' fees, and the party losing the arbitration shall pay all expenses and fees of the AAA, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrators, and

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

       the fees, costs, and expenses of the arbitrators. The arbitration panel shall designate the prevailing party for these purposes.

       13.10  Governing Law.  This Agreement shall be governed in all respects,
              -------------
including validity, interpretation and effect, by the laws of the State of Nevada applicable to contracts made and to be performed wholly within the State of Nevada by residents of the State of Nevada, provided that federal law,
                                               --------
including the Federal Arbitration Act, shall govern all issues concerning the validity, enforceability and interpretation of the arbitration provision set forth in Section 13.9 hereof. Any action or proceeding arising under this Agreement shall be adjudicated in Los Angeles, California.

       13.11  Severability.  Whenever possible, each provision of this
              ------------
Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.

       13.12  Consents Not Unreasonably Withheld.  Wherever the consent or
              ----------------------------------
approval of any party is required under this Agreement, such consent or approval shall not be unreasonably withheld, unless such consent or approval is to be given by such party at the sole or absolute discretion of such party or is otherwise similarly qualified.

       13.13  Time Is of the Essence.  Time is hereby expressly made of the
              ----------------------
essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each party's execution of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


                         Buyer:

                         THE AES CORPORATION



                         By:  ____________________________________
                         Name:
                         Title:


                         Seller:

                         NEVADA POWER COMPANY



                         By:  ____________________________________
                         Name:
                         Title:

                                      -69-